EXHIBIT 2.1
MERGER AGREEMENT AND PLAN OF REORGANIZATION
     THIS MERGER AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”), dated as of March 27, 2007, is entered into by and among Acuity Pharmaceuticals, Inc., a Delaware corporation (“Acuity”), Froptix Corporation, a Florida corporation (“Froptix”), eXegenics Inc. a Delaware corporation (“Parent”), e-Acquisition Company I-A, LLC, a Delaware limited liability company, which is a wholly owned subsidiary of Parent (“Merger Sub I”) and e-Acquisition Company II-B, LLC, a Delaware limited liability company which is a wholly owned subsidiary of Parent (“Merger Sub II”).
     WHEREAS, the Boards of Directors and/or members, as applicable, of each of Parent, Merger Sub I, Merger Sub II, Acuity and Froptix have, pursuant to the Laws of their respective States of incorporation or organization, approved this Agreement and the consummation of the transactions contemplated hereby, including (i) the merger of Froptix with and into Merger Sub I (the “Froptix Merger”), and (ii) the merger of Acuity with and into Merger Sub II (the “Acuity Merger” and, with the Froptix Merger, the “Mergers”);
     WHEREAS, the Boards of Directors and/or members, as applicable, of each of Parent, Merger Sub I, Merger Sub II, Acuity and Froptix have declared that this Agreement is advisable, fair and in the best interests of their respective shareholders, as applicable, and approved the Mergers, respectively, upon the terms and conditions set forth in this Agreement; and
     WHEREAS, the parties to this Agreement intend that the Mergers will qualify as a reorganization pursuant to Internal Revenue Code of 1986, as amended (the “Code”) Section 368(a)(1)(A), and the parties have agreed not take actions that would cause the Mergers not to qualify as such a reorganization.
     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly and mutually acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     Unless the context otherwise requires, the terms defined in this Article I shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.
     1.1 As used herein, the following terms shall have the following meanings:
     “Acuity Common Stock” means the Common Stock of Acuity, par value $0.01 per share.

     “Acuity Common Valuation” shall mean $5,475,111.
     “Acuity Employee Benefit Plans” means all Employee Benefit Plans with respect to which Acuity or any ERISA Affiliate of Acuity has any obligation or liability, contingent or otherwise.
     “Acuity Option Plans” means the Acuity Pharmaceuticals, Inc. 2003 Equity Incentive Plan, Amended and Restated as of November 8, 2004.
     “Acuity Preferred Stock” means the Acuity Series A Preferred Stock and the Acuity Series B Preferred Stock.
     “Acuity Series A Preferred Stock” means the Series A Preferred Stock of Acuity, par value $0.01 per share.
     “Acuity Series A Valuation” shall mean $1,919,116.
     “Acuity Series B Preferred Stock” means the Series B Preferred Stock of Acuity, par value $0.01 per share.
     “Acuity Series B Valuation” shall mean $22,806,128.
     “Acuity Shareholder” means any holder of Acuity Shares.
     “Acuity Shares” means, collectively, all of the issued and outstanding shares of Acuity Common Stock, Acuity Series A Preferred Stock, and Acuity Series B Preferred Stock.
     “Acuity Warrant Number” shall mean 0.0909507.
     “Eligible Market” means the American Stock Exchange.
     “Employee Benefit Plans” means (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), (ii) all employment, consulting, individual compensation and collective bargaining agreements and (iii) all other employee benefit plans, policies, agreements, or arrangements, including any bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, termination, severance, sick leave, vacation, loans, perquisites, salary continuation, health, disability, life insurance and educational assistance plans, policies, agreements or arrangements.
     “End Date” means August 30, 2007.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “ERISA Affiliate” means any entity (whether or not incorporated) which would be treated as a single employer with Acuity under Sections 414(b), (c), (m) or (o) of the Code and the regulations thereunder.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “FDA” means the U.S. Food and Drug Administration.
     “Froptix Common Stock” means the Common Stock of Froptix, par value $0.01 per share.
     “Froptix Shareholder” means any holder of Froptix Shares.
     “Froptix Shares” means, collectively, all of the issued and outstanding shares of Froptix Common Stock.
     “Froptix Valuation” shall mean $33,000,000.
     “Froptix Warrant Number” shall mean 0.2530630.
     “GAAP” means accounting principles generally accepted in the United States of America applied on a consistent basis throughout the periods indicated.
     “Governmental Authority” means any foreign, federal, national, state or local judicial, legislative, executive or regulatory body, authority or instrumentality.
     “Hazardous Substances” means any substance, waste, contaminant, pollutant or material that has been determined by any Governmental Authority to be capable of posing a risk of injury to health, safety, property or the environment.
     “Holder” means the Trustees of the University of Pennsylvania and any of the holders of any Registrable Securities who is a party to the Acuity Lockup Agreements or Froptix Lockup Agreements .
     “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses

(A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness and (H) all guaranties in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.
     “Insolvent” means, with respect to any Person, (i) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total Indebtedness, (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such Person has unreasonably small capital with which to conduct its business as such business is now conducted and is proposed to be conducted.
     “Intellectual Property” means all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, patents and patent rights, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions, formulae, industrial models, processes, designs, specifications, data, technology, methodologies, computer programs (including all source codes), any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks and other media on which any of the foregoing is stored.
     “Law” means any law, statute, rule, regulation, judgment, decree, order, ordinance, code, regulation, arbitration award, grant, franchise, permit and license or other legally enforceable requirement of or by any Governmental Authority.
     “Letter of Transmittal” means a letter of transmittal in such form as reasonably presented to the Froptix Shareholders and the Acuity Shareholders by Parent a reasonable amount of time after to the Froptix Merger Effective Time and the Acuity Merger Effective Time, as applicable.
     “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and including any lien or charge arising by Law.
     “Material Adverse Effect” means a material adverse effect on the operations, condition (financial or other), assets, liabilities, earnings, or business (as now conducted or as proposed to be conducted) of the Person affected or on the transactions contemplated hereby; provided, however, that (i) any adverse change or effect that is demonstrated to be primarily caused by conditions affecting the United States economy generally shall not be taken into account in determining whether there has been or would be a “Material Adverse Effect” on or with respect to the Person affected, or (ii) any adverse change, event or effect that is demonstrated to be primarily caused by the announcement or pendency of the Mergers or of the transactions contemplated hereby shall not be taken into account in determining whether there has been or would be a “Material Adverse Effect” on or with respect to the Person affected.
     “OTCBB” means the over-the-counter bulletin board market maintained by The Nasdaq Stock Market, Inc.
     “Parent Common Stock” means the Common Stock of Parent, par value $0.01 per share.
     “Parent Employee Benefit Plans” means all Employee Benefit Plans with respect to which Parent or any ERISA Affiliate of Parent has any obligation or liability, contingent or otherwise.
     “Parent Per Share Stock Valuation” means the per share dollar amount equal to the quotient of the Parent Valuation divided by the number of shares of the capital stock of Parent (including options and warrants to purchase capital stock of Parent) outstanding immediately prior to the Froptix Merger Effective Time, calculated on a fully-diluted basis.
     “Parent Preferred Stock” means the Parent Series A Preferred Stock and the Parent Series B Preferred Stock.
     “Parent Series A Preferred Stock” means the Series A Preferred Stock of Parent, par value $0.01 per share.
     “Parent Series B Preferred Stock” means the Series B Junior Participating Preferred Stock of Parent, par value $0.01 per share.
     “Parent Series C Preferred Stock” means the Series C Preferred Stock of Parent, par value $0.01 per share, which will have the rights and preferences set forth in the Series C Preferred Certificate of Designation.
     “Parent Valuation” shall mean $19,000,000.
     “Person” means all natural persons, corporations, business trusts, associations, unincorporated organizations, limited liability companies, partnerships, joint ventures and other entities and Governmental Authorities or any department or agency thereof.
     “Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened in writing.

     “Registrable Securities” means all of (i) the shares of Parent Common Stock issued pursuant to this Agreement, (ii) the shares of Parent Common Stock issuable upon conversion of the shares of Parent Series C Preferred Stock issued pursuant to this Agreement, (iii) the shares of Parent Common Stock issuable upon exercise of the Parent Warrants issued pursuant to this Agreement or the Master Agreement and (iv) the shares of Parent Common Stock issuable upon exercise of the Adjusted Parent Options or Adjusted Parent Series C Options issued pursuant to this Agreement, together with any securities issued or issuable pursuant to the adjustment provisions set forth in the Parent Warrants or upon any stock split, dividend or other distribution, recapitalization, exchange or similar event with respect to the foregoing.
     “SEC” means the U.S. Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Series C Certificate of Designation” means the Series C Certificate of Designation of Parent in substantially the form attached hereto as Exhibit E.
     “Takeover Protections” shall mean any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under an entity’s charter documents or the laws of its state of incorporation.
     1.2 Each of the following additional terms is defined in the Section set forth opposite such term:

Term	Section
Acuity	Preamble
Acuity By-laws	Section 4.1
Acuity Certificate	Section 4.1
Acuity Certificate of Merger	Section 2.3(b)
Acuity Common Exchange Ratio	Section 3.3(a)
Acuity Common Options	Section 3.4(a)
Acuity Common Warrant	Section 3.5(a)
Acuity Dissenting Shares	Section 3.12
Acuity Financial Statements	Section 4.6
Acuity Indemnitees	Section 7.6(b)
Acuity Intellectual Property	Section 4.9
Acuity Lockup Agreements	Section 7.16(b)
Acuity Material Agreement	Section 4.8
Acuity Merger	Recitals
Acuity Merger Effective Time	Section 2.3(b)
Acuity Option	Section 3.4(b)
Acuity Preferred Option	Section 3.4(b)
Acuity Series A Preferred Exchange Ratio	Section 3.3(b)
Acuity Series B Preferred Exchange Ratio	Section 3.3(c)

Term	Section
Acuity Series B Preferred Warrant	Section 3.5(b)
Acuity Stock Certificate	Section 3.7
Adjusted Parent Option	Section 3.2(a)
Adjusted Parent Series C Option	Section 3.4(b)
Agreement	Preamble
Closing	Section 2.2
Closing Date	Section 2.2
Code	Recitals
Confidentiality Agreement	Section 7.11
DGCL	Section 2.1(b)
FBCA	Section 2.1(a)
Froptix	Preamble
Froptix Articles	Section 5.1
Froptix Articles of Merger	Section 2.3(a)
Froptix By-laws	Section 5.1
Froptix Certificate of Merger	Section 2.3(b)
Froptix Common Exchange Ratio	Section 3.1(a)
Froptix Financial Statements	Section 5.6.
Froptix Indemnitees	Section 7.6(a)
Froptix Intellectual Property	Section 5.9
Froptix Lockup Agreements	Section 7.16(a)
Froptix Material Agreement	Section 5.8
Froptix Merger	Recitals
Froptix Merger Effective Time	Section 2.3(a)
Froptix Option	Section 3.2(a)
Froptix Stock Certificate	Section 3.6
LLC Act	Section 2.1(a)
Master Agreement	Section 7.15
Merger Sub I	Preamble
Merger Sub I Certificate	Section 6.1
Merger Sub I LLC Agreement	Section 6.1
Merger Sub II	Preamble
Merger Sub II Certificate	Section 6.1
Merger Sub II LLC Agreement	Section 6.1
Mergers	Recitals
Parent	Preamble
Parent By-laws	Section 6.1
Parent Certificate	Section 6.1
Parent Material Agreement	Section 6.11
Parent Warrants	Section 3.1(a)
Permitted Liens	Section 4.10
SEC Reports	Section 6.7

Term	Section
Surviving Company I	Section 2.1(a)
Surviving Company II	Section 2.1(b)
Transaction Form 8-K	Section 7.3
Voting Agreement	Section 7.5
ARTICLE II
THE MERGERS
     2.1 The Mergers.
          (a) Froptix Merger. On the terms and subject to the conditions set forth in this Agreement, at the Froptix Merger Effective Time, in accordance with the terms of the Florida Business Corporation Act (the “FBCA”) and the Delaware Limited Liability Company Act (the “LLC Act”), Froptix shall be merged with and into Merger Sub I. At the Froptix Merger Effective Time, the separate existence of Froptix shall cease and Merger Sub I shall continue as the surviving company (“Surviving Company I”).
          (b) Acuity Merger. On the terms and subject to the conditions set forth in this Agreement, at the Acuity Merger Effective Time, which shall take place immediately after the effectiveness of the Froptix Merger, in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”) and the LLC Act, Acuity shall be merged with and into Merger Sub II. At the Acuity Merger Effective Time, the separate existence of Acuity shall cease and Merger Sub II shall continue as the surviving company (“Surviving Company II”).
     2.2 The Closing. The closing of the Froptix Merger and the Acuity Merger and the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Akerman Senterfitt, in Miami, Florida, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other date as the parties may mutually determine (the “Closing Date”).
     2.3 Effective Times.
          (a) Froptix Merger Effective Time. Prior to the Closing, Parent, Merger Sub I and Froptix shall prepare, and, on the Closing Date, Froptix shall file (i) with the Secretary of State of the State of Florida, Articles and a Plan of Merger in substantially the form attached hereto as Exhibit A (the “Froptix Articles of Merger”), (ii) with the Secretary of State of the State of Delaware, a Certificate of Merger in substantially the form attached hereto as Exhibit B (the “Froptix Certificate of Merger”), and/or (iii) such other appropriate documents executed in accordance with the applicable provisions of FBCA and the LLC Act and shall make all other filings or recordings required under the FBCA and the LLC Act to effect the Froptix Merger. The Froptix Merger shall become effective at the later of such time as the Articles of Merger and the

Froptix Certificate of Merger are accepted for recording by the Secretary of State of the State of Florida or Delaware, as applicable. The time at which the Froptix Merger shall become effective as aforesaid is referred to as the “Froptix Merger Effective Time.”
          (b) Acuity Merger Effective Time. Prior to the Closing, Parent, Merger Sub II and Acuity shall prepare, and, on the Closing Date, Acuity shall file with the Secretary of State of the State of Delaware, a Certificate of Merger in the form attached hereto as Exhibit C (the “Acuity Certificate of Merger”), and/or such other appropriate documents executed in accordance with the applicable provisions of the DGCL and the LLC Act and shall make all other filings or recordings required under the DGCL and the LLC Act to effect the Acuity Merger. The Acuity Merger shall become effective at such time as the Certificate of Merger is accepted for recording by the Secretary of State of the State of Delaware. The time at which the Acuity Merger shall become effective as aforesaid is referred to as the “Acuity Merger Effective Time.”
     2.4 Legal Effects of the Mergers.
          (a) Legal Effect of The Froptix Merger. At the Froptix Merger Effective Time, the effect of the Froptix Merger shall be as provided in this Agreement and the applicable provisions of the FBCA and the LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the Froptix Merger Effective Time, all of the assets, properties, rights, privileges, powers and franchises of Froptix and Merger Sub I shall vest in Surviving Company I, and all of the debts, liabilities, obligations, restrictions and duties of Froptix and Merger Sub I shall become the debts, liabilities, obligations, restrictions and duties of Surviving Company I.
          (b) Legal Effect of The Acuity Merger. At the Acuity Merger Effective Time, the effect of the Acuity Merger shall be as provided in this Agreement and the applicable provisions of the DGCL and the LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the Acuity Merger Effective Time, all of the assets, properties, rights, privileges, powers and franchises of Acuity and Merger Sub II shall vest in Surviving Company II, and all of the debts, liabilities, obligations, restrictions and duties of Acuity and Merger Sub II shall become the debts, liabilities, obligations, restrictions and duties of Surviving Company II.
2.5 Certificates of Formation and Limited Liability Company Agreements.
          (a) Certificate of Formation of Surviving Company I. As of the Froptix Merger Effective Time, by virtue of the Froptix Merger and without any action on the part of Parent, Merger Sub I or Froptix, the Certificate of Formation of Surviving Company I shall be the Certificate of Formation of Merger Sub I, as in effect immediately prior to the Froptix Merger Effective Time, until thereafter amended in accordance with the LLC Act and such Certificate of Formation; provided, however, that as of the Froptix Merger Effective Time the Certificate of Formation shall provide that the name of Surviving Company I is “Froptix, LLC.”

          (b) Limited Liability Company Agreement of Surviving Company I. As of the Effective Time, by virtue of the Froptix Merger and without any action on the part of Parent, Merger Sub I or Froptix, the Limited Liability Company Agreement of Surviving Company I shall be the Limited Liability Company Agreement of Merger Sub I, as in effect immediately prior to the Froptix Merger Effective Time, until thereafter amended in accordance with the LLC Act, the Certificate of Formation of Surviving Company I and such Limited Liability Company Agreement; provided, however, that all references in such Limited Liability Company Agreement to Merger Sub I shall be amended to refer to “Froptix, LLC.”
          (c) Certificate of Formation of Surviving Company II. As of the Acuity Merger Effective Time, by virtue of the Acuity Merger and without any action on the part of Parent, Merger Sub II or Acuity, the Certificate of Formation of Surviving Company II shall be the Certificate of Formation of Merger Sub II, as in effect immediately prior to the Acuity Merger Effective Time, until thereafter amended in accordance with the LLC Act and such Certificate of Formation; provided, however, that as of the Acuity Merger Effective Time the Certificate of Formation shall provide that the name of Surviving Company II is “Acuity Pharmaceuticals, LLC.”
          (d) Limited Liability Company Agreement of Surviving Company II. As of the Effective Time, by virtue of the Acuity Merger and without any action on the part of Parent, Merger Sub II or Acuity, the Limited Liability Company Agreement of Surviving Company II shall be the Limited Liability Company Agreement of Merger Sub II, as in effect immediately prior to the Acuity Merger Effective Time, until thereafter amended in accordance with the LLC Act, the Certificate of Formation of Surviving Company II and such Limited Liability Company Agreement; provided, however, that all references in such Limited Liability Company Agreement to Merger Sub II shall be amended to refer to “Acuity Pharmaceuticals, LLC.”
     2.6 Managers and Officers.
          (a) Managers of Surviving Company I. The initial mangers of Surviving Company I, if any, shall be the managers of Merger Sub I, if any, as of immediately prior to the Froptix Merger Effective Time, until their respective successors are duly elected or appointed and qualified.
          (b) Officers of Surviving Company I. The initial officers of Surviving Company I shall be the officers of Merger Sub I as of immediately prior to the Froptix Merger Effective Time.
          (c) Managers of Surviving Company II. The initial managers of Surviving Company II, if any, shall be the managers of Merger Sub II, if any, as of immediately prior to the Acuity Merger Effective Time, until their respective successors are duly elected or appointed and qualified.

          (d) Officers of Surviving Company II. The initial officers of Surviving Company II shall be the officers of Merger Sub II as of immediately prior to the Acuity Merger Effective Time.
ARTICLE III
MANNER OF CONVERTING SECURITIES;
TREATMENT OF OPTIONS AND WARRANTS
     3.1 Conversion of Shares in the Froptix Merger. Subject to the provisions of this Article III and Section 11.3, at the Froptix Merger Effective Time, by virtue of the Froptix Merger and without any action on the part of Parent, Merger Sub I or Froptix, or any of the stockholders or members of any of the foregoing, the outstanding securities of Froptix and Merger Sub I shall be converted as follows:
          (a) Each share of Froptix Common Stock issued and outstanding immediately prior to the Froptix Merger Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive (i) a number of validly issued, fully paid and nonassessable shares of Parent Common Stock determined by dividing (x) the quotient of the Froptix Valuation divided by the Parent Per Share Stock Valuation by (y) the number of shares of Froptix Common Stock issued and outstanding on a fully diluted basis at such time (this ratio of Parent Common Stock to Froptix Common Stock being “Froptix Common Exchange Ratio”), (ii) and a warrant (a “Parent Warrant”) to purchase a number of shares of Parent Common Stock equal to product of the Froptix Warrant Number and the Froptix Common Exchange Ratio. The Parent Warrants will be issued in substantially the form attached hereto as Exhibit D. One-third of the Parent Warrants will have an exercise price equal to 1.35 times the Parent Per Share Stock Valuation. One-third of the Parent Warrants will have an exercise price equal to 1.70 times the Parent Per Share Stock Valuation. One-third of the Parent Warrants will have an exercise price equal to 2.1 times the Parent Per Share Stock Valuation.
          (b) Each unit of membership interest of Merger Sub I issued and outstanding immediately prior to the Froptix Merger Effective Time shall remain issued and outstanding from and after the Froptix Merger Effective Time. Each certificate of Merger Sub I evidencing ownership of any such units shall continue to evidence ownership of such units of Surviving Company I.
     3.2 Froptix Options.
          (a) Subject to the provisions of this Article III, at the Froptix Merger Effective Time, each outstanding and unexercised option to purchase Froptix Shares granted or as otherwise approved by the Froptix Board of Directors (each, a “Froptix Option”), whether or not exercisable or vested, shall be converted into an option to purchase shares of Parent Common Stock (each, an “Adjusted Parent Option”), on substantially the same terms and conditions as were applicable under the Froptix Option. Each Adjusted Parent Option shall be exercisable for a number of shares of Parent Common Stock equal to (i) the number of Froptix Shares subject to the Froptix Option to which such Adjusted Parent Option relates multiplied by (ii) the Froptix Common Exchange Ratio, rounded down to the nearest whole number of shares. The per share exercise price of each Adjusted Parent Option shall equal (A) the per share exercise price of the Froptix Option to which such Adjusted Parent Option relates divided by (B) the Froptix Common Exchange Ratio, rounded up to the nearest whole cent. Parent shall issue each Adjusted Parent Option to each holder of a Froptix Option upon surrender thereof or, in case such Froptix Option shall be lost, stolen or destroyed, upon receipt of an affidavit of that fact by the holder thereof and, if required by Parent, the written agreement by such Person to indemnify Parent and Surviving Company I against any claim that may be made against it with respect to such Froptix Option.
          (b) Froptix and Parent shall take any actions necessary and appropriate to cause the obligations of Froptix under the agreements under which the Adjusted Parent Option was originally granted to be assumed by Parent at the Froptix Merger Effective Time subject to the adjustments required by Section 3.2(a). The terms of each Froptix Option as in effect immediately prior to the Froptix Merger Effective Time, shall continue to apply in all material respects to the corresponding Adjusted Parent Option.
          (c) Except to the extent required under the terms of the Froptix Options, all restrictions or limitations on transfer and vesting with respect to Froptix Options awarded under any plan, program or arrangement of Froptix, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such Adjusted Parent Option after giving effect to the Froptix Merger.
          (d) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Adjusted Parent Options. Within seventy-five (75) days after the Closing Date, Parent shall file a registration statement on Form S-8 (if available) (or any successor or other appropriate forms) with respect to the shares of Parent Common Stock subject to such options and shall use all reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.
     3.3 Conversion of Shares in the Acuity Merger. Subject to the provisions of this Article III and Section 11.3, at the Acuity Merger Effective Time, by virtue of the Acuity Merger and without any action on the part of Parent, Merger Sub II or Acuity, or any of the stockholders or members of any of the foregoing, the outstanding securities of Acuity and Merger Sub II shall be converted as follows:
          (a) Each share of Acuity Common Stock issued and outstanding immediately prior to the Acuity Merger Effective Time (other than Acuity Dissenting Shares) shall cease to be outstanding and shall be converted into and exchanged for the right to receive (i) a number of validly issued, fully paid and nonassessable shares of Parent Common Stock determined by dividing (x) the quotient of the Acuity Common Valuation divided by the Parent Per Share Stock Valuation by (y) the number of shares of Acuity Common Stock issued and outstanding at such time (not on a fully-diluted basis)

(the “Acuity Common Exchange Ratio”), (ii) and a Parent Warrant to purchase a number of shares of Parent Common Stock equal to the product of the Acuity Warrant Number and the Acuity Common Exchange Ratio. One-third of the Parent Warrants will have an exercise price equal to 1.35 times the Parent Per Share Stock Valuation. One-third of the Parent Warrants will have an exercise price equal to 1.70 times the Parent Per Share Stock Valuation. One-third of the Parent Warrants will have an exercise price equal to 2.1 times the Parent Per Share Stock Valuation.
          (b) Each share of Acuity Series A Preferred Stock issued and outstanding immediately prior to the Acuity Merger Effective Time (other than Acuity Dissenting Shares) shall cease to be outstanding and shall be converted into and exchanged for the right to receive (i) a number of validly issued, fully paid and nonassessable shares of Parent Common Stock determined by dividing (x) the quotient of the Acuity Series A Valuation divided by the Parent Per Share Stock Valuation by (y) the number of shares of Acuity Series A Preferred Stock issued and outstanding at such time (not on a fully diluted basis) (the “Acuity Series A Preferred Exchange Ratio”), (ii) and a Parent Warrant to purchase a number of shares of Parent Common Stock equal to the product of the Acuity Warrant Number and the Acuity Series A Preferred Exchange Ratio. One-third of the Parent Warrants will have an exercise price equal to 1.35 times the Parent Per Share Stock Valuation. One-third of the Parent Warrants will have an exercise price equal to 1.70 times the Parent Per Share Stock Valuation. One-third of the Parent Warrants will have an exercise price equal to 2.1 times the Parent Per Share Stock Valuation.
          (c) Each share of Acuity Series B Preferred Stock issued and outstanding immediately prior to the Acuity Merger Effective Time (other than Acuity Dissenting Shares) shall cease to be outstanding and shall be converted into and exchanged for the right to receive (i) a number of validly issued, fully paid and nonassessable shares of Parent Series C Preferred Stock determined by dividing (x) the quotient of the Acuity Series B Valuation divided by the Parent Per Share Stock Valuation by (y) 100 multiplied by the number of shares of Acuity Series B Preferred Stock issued and outstanding at such time (not on a fully diluted basis) (the “Acuity Series B Preferred Exchange Ratio”), (ii) and a Parent Warrant to purchase a number of shares of Parent Common Stock equal to (w) the product of the Acuity Warrant Number and the Acuity Series B Preferred Exchange Ratio multiplied by (z) one hundred. One-third of the Parent Warrants will have an exercise price equal to 1.35 times the Parent Per Share Stock Valuation. One-third of the Parent Warrants will have an exercise price equal to 1.70 times the Parent Per Share Stock Valuation. One-third of the Parent Warrants will have an exercise price equal to 2.1 times the Parent Per Share Stock Valuation.
          (d) Each unit of membership interest of Merger Sub II issued and outstanding immediately prior to the Acuity Merger Effective Time shall remain issued and outstanding from and after the Acuity Merger Effective Time. Each certificate of Merger Sub II representing any such units shall continue to evidence ownership of such units of Surviving Company II.

     3.4 Acuity Options.
          (a) Subject to the provisions of this Article III, at the Acuity Merger Effective Time, each outstanding and unexercised option to purchase shares of Acuity Common Stock granted under any of the Acuity Option Plans or as otherwise approved by the Acuity Board of Directors (each, an “Acuity Common Option”), whether or not exercisable or vested, shall be converted into an option to purchase an Adjusted Parent Option, on substantially the same terms and conditions as were applicable under the Acuity Common Option. Each Adjusted Parent Option shall be exercisable for a number of shares of Parent Common Stock equal to (i) the number of shares of Acuity Common Stock subject to the Acuity Option to which such Adjusted Parent Option relates multiplied by (ii) the Acuity Common Exchange Ratio, rounded down to the nearest whole number of shares. The per share exercise price of each Adjusted Parent Option shall equal (A) the per share exercise price of the Acuity Option to which such Adjusted Parent Option relates divided by (B) the Acuity Common Exchange Ratio, rounded up to the nearest whole cent. Parent shall issue each Adjusted Parent Option to each holder of an Acuity Option upon surrender thereof or, in case such Acuity Option shall be lost, stolen or destroyed, upon receipt of an affidavit of that fact by the holder thereof and, if required by Parent, the written agreement by such Person to indemnify Parent and Surviving Company II against any claim that may be made against it with respect to such Acuity Option.
          (b) Subject to the provisions of this Article III, at the Acuity Merger Effective Time, each outstanding and unexercised option to purchase shares of Acuity Series B Preferred Stock granted under any of the Acuity Option Plans or as otherwise approved by the Acuity Board of Directors (each, an “Acuity Preferred Option” and with the Acuity Common Options, the “Acuity Options”), whether or not exercisable or vested, shall be converted into an option to purchase Parent Series C Preferred Stock (an “Adjusted Parent Series C Option”), on substantially the same terms and conditions as were applicable under the Acuity Preferred Option. Each Adjusted Parent Series C Option shall be exercisable for a number of shares of Parent Series C Preferred Stock equal to (i) the number of shares of Acuity Series B Preferred Stock subject to the Acuity Preferred Option to which such Adjusted Parent Series C Option relates multiplied by (ii) the Acuity Series B Preferred Exchange Ratio, rounded to the nearest whole number of shares. The per share exercise price of each Adjusted Parent Series C Option shall equal (A) the per share exercise price of the Acuity Preferred Option to which such Adjusted Parent Series C Option relates divided by (B) the Acuity Series B Preferred Exchange Ratio, rounded to the nearest whole cent. Parent shall issue each Adjusted Parent Series C Option to each holder of an Acuity Preferred Option upon surrender thereof or, in case such Acuity Preferred Option shall be lost, stolen or destroyed, upon receipt of an affidavit of that fact by the holder thereof and, if required by Parent, the written agreement by such Person to indemnify Parent and Surviving Company II against any claim that may be made against it with respect to such Acuity Preferred Option.
          (c) Acuity and Parent shall take any actions necessary and appropriate to cause the obligations of Acuity under the Acuity Option Plans and agreements under which the Adjusted Parent Option or Adjusted Parent Series C Option was originally granted to be assumed by Parent at the Acuity Merger Effective Time subject to the adjustments required by Section 3.4(a) or Section 3.4(b). The terms of each Acuity Option and the Acuity Option Plans under which such Acuity Option was initially granted, in each case, as in effect immediately prior to the Acuity Merger Effective Time, shall continue to apply in all material respects to the corresponding Adjusted Parent Option or Adjusted Parent Series C Option.
          (d) Except to the extent required under the terms of the Acuity Options (and not waived by any holder thereof), all restrictions or limitations on transfer and vesting with respect to Acuity Options awarded under the Acuity Option Plans or any other plan, program or arrangement of Acuity, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such Adjusted Parent Option or Adjusted Parent Series C Option after giving effect to the Acuity Merger.
          (e) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock and Parent Series C Preferred Stock for delivery upon exercise of the Adjusted Parent Options and the Adjusted Parent Series C Options, as applicable. Within seventy-five (75) days after the Closing Date, Parent shall file a registration statement on Form S-8 (if available) (or any successor or other appropriate forms) with respect to the shares of Parent Common Stock subject to such options and shall use all reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.
     3.5 Acuity Warrants. Subject to the provisions of this Article III, at the Acuity Merger Effective Time:
          (a) Pursuant to the terms of each outstanding warrant to purchase shares of Acuity Common Stock (an “Acuity Common Warrant”), each Acuity Common Warrant shall be assumed by Parent and shall represent the right to acquire upon exercise thereof the number of shares of Parent Common Stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Acuity Common Stock issuable upon the exercise of each Acuity Common Warrant by the Acuity Common Exchange Ratio; provided, that the aggregate exercise price of each Acuity Common Warrant shall remain unchanged. Each holder of an Acuity Common Warrant shall also receive a Parent Warrant to purchase a number of shares of Parent Common Stock equal to the product of the Acuity Warrant Number and the Acuity Common Exchange Ratio for each share of Acuity Common Stock which the Acuity Common Warrant was exercisable into immediately prior to the Acuity Merger Effective Time. One-third of the Parent Warrants will have an exercise price equal to 1.35 times the Parent Per Share Stock Valuation. One-third of the Parent Warrants will have an exercise price equal to 1.70 times the Parent Per Share Stock Valuation. One-third of the Parent Warrants will have an exercise price equal to 2.1 times the Parent Per Share Stock Valuation.
          (b) Pursuant to the terms of each outstanding warrant to purchase shares of Acuity Series B Preferred Stock (an “Acuity Series B Preferred Warrant”), each Acuity Series B Preferred Warrant shall be assumed by Parent and amended and converted into the right to acquire upon exercise thereof the number of shares of Parent Series C Preferred Stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Acuity Series B Preferred Stock issuable upon the exercise of each Acuity Series B Preferred Warrant by the Acuity Series B Preferred Exchange Ratio; provided, that the aggregate exercise price of each Acuity Series B Preferred Warrant shall remain unchanged. Each holder of an Acuity Series B Preferred Warrant shall also receive a Parent Warrant to purchase a number of shares of Parent Common Stock equal to (w) the product of the Acuity Warrant Number and the Acuity Series B Preferred Exchange Ratio multiplied by 100 (z) for each share of Acuity Series B Stock which the Acuity Series B Preferred Warrant was exercisable into immediately prior to the Acuity Merger Effective Time. One-third of the Parent Warrants will have an exercise price equal to 1.35 times the Parent Per Share Stock Valuation. One-third of the Parent Warrants will have an exercise price equal to 1.70 times the Parent Per Share Stock Valuation. One-third of the Parent Warrants will have an exercise price equal to 2.1 times the Parent Per Share Stock Valuation.
          (c) Subject to Section 11.3, Parent shall issue each amended and converted warrant contemplated by this Section 3.5 to each holder of an Acuity Common Warrant or an Acuity Series B Preferred Warrant upon surrender thereof or, in case such warrant shall be lost, stolen or destroyed, upon receipt of an affidavit of that fact by the holder thereof and, if required by Parent, the written agreement by such Person to indemnify Parent and Surviving Company II against any claim that may be made against it with respect to such Acuity Common Warrant or an Acuity Series B Preferred Warrant.
     3.6 Surrender and Exchange of Froptix Securities. As soon as practicable after the Froptix Merger Effective Time and subject to Section 11.3, upon (i) surrender of a certificate or certificates representing the Froptix Shares that were outstanding immediately prior to the Froptix Merger Effective Time (each a “Froptix Stock Certificate”) to Parent (or, in case such certificates shall be lost, stolen or destroyed, an affidavit of that fact by the holder thereof pursuant to Section 3.11) and (ii) delivery to Parent of an executed Letter of Transmittal, Parent shall deliver to the record holder of the Froptix Shares surrendering such certificate or certificates, a warrant agreement or agreements and a certificate or certificates (or evidence of shares in book-entry form) registered in the name of such shareholder representing the number of shares of Parent Common Stock and Parent Warrants to which such holder is entitled under Section 3.1(a). In the event of a transfer of ownership of Froptix Shares that is not registered in the transfer records of Froptix, a certificate (or evidence of shares in book-entry form) representing the proper number of whole shares of Parent Common Stock may be issued to a Person other than the Person in whose name the Froptix Stock Certificate so surrendered is registered, if, upon delivery by the holder thereof, such Froptix Stock Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the Person requesting such issuance shall have paid any transfer and other taxes required by reason of the issuance of shares of Parent Common Stock to a Person other than the registered holder of such Froptix Stock Certificate or shall have established to the reasonable satisfaction of Parent that such tax either has been paid or is not applicable, and shall have demonstrated, to the reasonable satisfaction of Parent, that the transfer of such Froptix Shares to the requesting person was accomplished in conformity with all applicable securities Laws and with any other agreements restricting the transfer of the Froptix Shares, to which such Froptix Shares are subject. As of the Froptix Merger Effective Time, each Froptix Share issued and outstanding immediately prior to the Froptix Merger Effective Time shall no longer be outstanding and shall automatically be canceled and retired and until the certificate or certificates evidencing such shares are surrendered, each certificate that immediately prior to the Froptix Merger Effective Time represented any outstanding Froptix Share shall be deemed at and after the Froptix

Merger Effective Time to represent only the right to receive upon surrender as aforesaid the consideration specified in Section 3.1(a) for the holder thereof.
     3.7 Surrender and Exchange of Acuity Securities. As soon as practicable after the Acuity Merger Effective Time and subject to Section 11.3, upon (i) surrender of a certificate or certificates representing Acuity Shares that were outstanding immediately prior to the Acuity Merger Effective Time (each an “Acuity Stock Certificate”) to Parent (or, in case such certificates shall be lost, stolen or destroyed, an affidavit of that fact by the holder thereof pursuant to Section 3.11) and (ii) delivery to Parent of an executed Letter of Transmittal, Parent shall deliver to the record holder of the Acuity Shares surrendering such certificate or certificates, a warrant agreement or agreements and a certificate or certificates (or evidence of shares in book-entry form) registered in the name of such shareholder representing the number of shares of Parent Common Stock or Parent Series C Preferred Stock and Parent Warrants to which such holder is entitled under Section 3.3(a), Section 3.3(b) and Section 3.3(c). In the event of a transfer of ownership of Acuity Shares that is not registered in the transfer records of Acuity, a certificate (or evidence of shares in book-entry form) representing the proper number of whole shares of Parent Common Stock or Parent Series C Preferred Stock, as applicable, may be issued to a Person other than the Person in whose name the Acuity Stock Certificate so surrendered is registered, if, upon delivery by the holder thereof, such Acuity Stock Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the Person requesting such issuance shall have paid any transfer and other taxes required by reason of the issuance of shares of Parent Common Stock or Parent Series C Preferred Stock, as applicable, to a Person other than the registered holder of such Acuity Stock Certificate or shall have established to the reasonable satisfaction of Parent that such tax either has been paid or is not applicable, and shall have demonstrated, to the reasonable satisfaction of Parent, that the transfer of such Acuity Shares to the requesting person was accomplished in conformity with all applicable securities Laws and with any other agreements restricting the transfer of the Acuity Shares, to which such Acuity Shares are subject. As of the Acuity Merger Effective Time, each Acuity Share issued and outstanding immediately prior to Acuity the Merger Effective Time (other than Acuity Dissenting Shares) shall no longer be outstanding and shall automatically be canceled and retired and until the certificate or certificates evidencing such shares are surrendered, each certificate that immediately prior to the Acuity Merger Effective Time represented any outstanding Acuity Share (other than Acuity Dissenting Shares) shall be deemed at and after the Acuity Merger Effective Time to represent only the right to receive upon surrender as aforesaid the consideration specified in Section 3.3(a), Section 3.3(b) and Section 3.3(c), as applicable, for the holder thereof.
     3.8 Transfer Books; No Further Ownership Rights in Froptix Shares. All shares of Parent Common Stock and Parent Warrants issued upon the surrender for exchange of Froptix Stock Certificates in accordance with the terms of this Article III shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Froptix Shares previously represented by such Froptix Stock Certificates, and at the Froptix Merger Effective Time, the share transfer books of Froptix shall be closed and thereafter there shall be no further registration of transfers on the share transfer books of Surviving Company I of the Froptix Shares that were outstanding immediately prior to the Froptix Merger Effective Time. From and after the Froptix Merger Effective Time, the holders of Froptix Stock Certificates that evidenced ownership of the Froptix Shares outstanding immediately prior to the Froptix Merger Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Law.
     3.9 Transfer Books; No Further Ownership Rights in Acuity Shares. All shares of Parent Common Stock, Parent Series C Preferred Stock and Parent Warrants issued upon the surrender for exchange of Acuity Stock Certificates in accordance with the terms of this Article III shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Acuity Shares previously represented by such Acuity Stock Certificates, and at the Acuity Merger Effective Time, the share transfer books of Acuity shall be closed and thereafter there shall be no further registration of transfers on the share transfer books of Surviving Company II of the Acuity Shares that were outstanding immediately prior to the Acuity Merger Effective Time. From and after the Acuity Merger Effective Time, the holders of Acuity Stock Certificates that evidenced ownership of the Acuity Shares outstanding immediately prior to the Acuity Merger Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Law.
     3.10 No Fractional Shares or Warrants. No fraction of a share of Parent Common Stock or Parent Series C Preferred Stock (including any Parent Warrant to purchase a fraction of a share of Parent Common Stock or Parent Series C Preferred Stock) shall be issued upon the surrender for exchange of a Froptix Stock Certificate or Acuity Stock Certificate (or evidence of such shares in book-entry form), no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. Each holder of Froptix Shares or Acuity Shares who would otherwise be entitled to a fraction of a share of Parent Common Stock or Parent Series C Preferred Stock (after aggregating all fractional shares of Parent Common Stock or Parent Series C Preferred Stock that otherwise would be received by such holder) shall, receive from Parent, in lieu of such fractional share, one share of Parent Common Stock and/or Parent Series C Preferred Stock, as the case may be.
     3.11 Lost, Stolen or Destroyed Certificates. If any Froptix Stock Certificate or Acuity Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Froptix Stock Certificate or Acuity Stock Certificate to be lost, stolen or destroyed and, if required by Parent, the written agreement by such Person to indemnify Parent and Surviving Company I or Surviving Company II, as applicable, against any claim that may be made against it with respect to such Froptix Stock Certificate or Acuity Stock Certificate, Parent will issue, subject to Section 11.3, in exchange for such lost, stolen or destroyed Froptix Stock Certificate or Acuity Stock Certificate, Parent Common Stock or Parent Series C Preferred Stock, as applicable, and Parent Warrants pursuant to this Agreement.
     3.12 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Acuity Shares which are issued and outstanding immediately prior to the Acuity

Merger Effective Time and which are held by stockholders properly exercising appraisal rights available under Section 262 of the DGCL (the “Acuity Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the shares of Parent Common Stock or Parent Series C Preferred Stock, as applicable, and Parent Warrants, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. Acuity Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s Acuity Shares shall thereupon be converted into and become exchangeable only for the right to receive, as of the Acuity Merger Effective Time, shares of Parent Common Stock or Parent Series C Preferred Stock, as applicable, and Parent Warrants. Acuity shall give (a) Parent and Froptix prompt notice of any written demands for appraisal of any Acuity Shares, attempted withdrawals of such demands and any other instruments, served pursuant to the DGCL and received by Acuity relating to rights to be paid the “fair value” of Acuity Dissenting Shares, as provided in Section 262 of the DGCL and (b) Parent the opportunity to participate in, and after the Closing, direct, all negotiations and proceedings with respect to demands for appraisal under the DGCL. Acuity shall not, except with the prior written consent of Parent and Froptix, voluntarily make or agree to make any payment with respect to any demands for appraisals of Acuity Shares. Acuity or Surviving Company II, as applicable under Section 262 of the DGCL, shall comply will all notice requirements under such Section.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ACUITY
     Except as set forth on the Schedule of Exceptions delivered to Parent in connection with this Agreement, Acuity represents and warrants to Parent as of the date of this Agreement as follows:
     4.1 Organization and Standing. Acuity is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Acuity has the requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as currently conducted. Acuity is presently qualified to do business as a foreign corporation in the Commonwealth of Pennsylvania and in each other jurisdiction in which the failure to be so qualified would have a Material Adverse Effect with respect to Acuity. True and accurate copies of Acuity’s Certificate of Incorporation (the “Acuity Certificate”) and Acuity’s By-laws (the “Acuity By-laws”), each as in effect as of the date hereof and at the Closing, have been delivered to Parent.
     4.2 Corporate Power. Acuity has all requisite legal and corporate power and authority to execute and deliver this Agreement and to carry out and perform its other obligations hereunder.
     4.3 Authorization. All action on the part of Acuity and its officers, directors and security holders necessary for the authorization, execution and delivery of this Agreement and the performance of its respective obligations hereunder, has been taken or will be taken prior to or upon the Closing, as applicable. This Agreement has been duly executed by Acuity and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes and will constitute a valid and legally binding obligation of Acuity, except (i) as limited by Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) as limited by rules of Law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity.
     4.4 Subsidiaries. Acuity does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association, other business entity or Person. Acuity is not a participant in any joint venture, partnership or similar arrangement. Since its inception, Acuity has not consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any Person.
     4.5 Capitalization.
          (a) The authorized capital stock of Acuity on the date hereof and immediately prior to the Closing consists, and shall consist, of 19,584,956 shares of Acuity Common Stock, of which 2,116,877 shares of Acuity Common Stock are issued and outstanding, and 13,997,179 shares of Acuity Preferred Stock, of which 742,000 are designated Acuity Series A Preferred Stock and of which 13,255,179 are designated Acuity Series B Preferred Stock. Immediately prior to the Closing, 742,000 shares of Acuity Series A Preferred Stock were issued and outstanding and convertible into Acuity Common Stock on a one-for-one basis, and 8,817,679 shares of Acuity Series B Preferred were issued or outstanding and convertible into Acuity Common Stock on a one-for-one basis. The Acuity Common Stock and the Acuity Preferred Stock have the rights, preferences, privileges and restrictions set forth in the Acuity Certificate and under Delaware Law. All issued and outstanding shares of Acuity’s capital stock have been duly authorized and validly issued in compliance with applicable Laws, and are fully paid and nonassessable and free and clear of Liens or third party rights and of any restrictions on transfer, except for transfer restrictions of the federal and state securities laws. To Acuity’s knowledge, each holder of any capital stock of Acuity is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
          (b) There are no options, warrants, preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution or other rights to purchase or acquire from Acuity any of Acuity’s authorized and unissued capital stock. There are no rights to have Acuity’s capital stock registered for sale to the public in connection with the Laws of any jurisdiction, no agreements relating to the voting of Acuity’s voting securities (except as contemplated hereby) and no restrictions on the transfer of Acuity’s capital stock or other equity securities, other than those arising under applicable securities Laws. All outstanding shares, options and warrants were issued pursuant to and in compliance with a valid exemption from registration under the Securities Act, and have been issued in compliance with applicable state securities Laws. The exercise price of each option to purchase or acquire from Acuity any of Acuity’s authorized and unissued capital stock was intended to constitute a price which is equal to or greater than the fair market value of the underlying shares on the date of grant, as then determined in good faith by the Acuity board of directors.
     4.6 Financial Statements. Acuity has delivered to Froptix and Parent the audited financial statements of Acuity as of and for the twelve-month period ended December 31, 2004, 2005 and 2006 (the “Acuity Financial Statements”). The Acuity Financial Statements, together with the notes thereto (if any) have been prepared in accordance with GAAP, except that the unaudited Acuity Financial Statements may not contain all footnotes required by GAAP. The Acuity Financial Statements, together with the notes thereto (if any) are true and correct in all material respects and fairly present in all material respects the financial condition, results of operations and cash flow of Acuity as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments, which shall not be material. No event has occurred and nothing has come to the attention of Acuity since September 30, 2006 to indicate that the Acuity Financial Statements were not true and correct in all material respects as of the date thereof. Except as set forth in the Acuity Financial Statements, Acuity has no liabilities of any nature, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to September 30, 2006 that do not exceed, in the aggregate, $50,000, and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the Acuity Financial Statements, which, individually or in the aggregate, are not material to the financial condition or operating results of Acuity.
     4.7 Absence of Certain Changes or Events. Since September 30, 2006, (i) there has been no event, occurrence or development that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect on Acuity or which, if taken after the date hereof, would constitute a breach of the covenants set forth in Section 7.7 or 7.12, (ii) Acuity has not incurred any material liabilities, and (iii) Acuity has not (a) altered its method of accounting or the identity of its auditors, (b) declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (c) issued any equity securities. Acuity has not taken any steps to seek protection pursuant to any bankruptcy Law nor does Acuity have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact that would reasonably lead a creditor to do so. Acuity is not Insolvent as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing, will not be Insolvent.
     4.8 Material Contracts. A list of the oral and written material agreements of Acuity is set forth on Schedule 4.8 of the Schedule of Exceptions (each, an “Acuity Material Agreement”). Acuity and to Acuity’s knowledge, each other party thereto, has in all material respects performed all the obligations required to be performed by them to date (or such non performing party has received a valid, enforceable and irrevocable written waiver with respect to its non performance), has received no notice of default and are not in default (with due notice or lapse of time or both) under any Acuity Material Agreement. Acuity has no knowledge of any breach or anticipated breach by the other party to any Acuity Material Agreement.

     4.9 Intellectual Property
          (a) Acuity owns or licenses for use (with a right of sublicense) certain Intellectual Property (“Acuity Intellectual Property”), such Acuity Intellectual Property being all that is necessary for the business of Acuity as presently conducted. To Acuity’s knowledge, neither Acuity’s material pre-clinical and clinical development candidates and processes to make such candidates, nor any Acuity Intellectual Property, infringe or will infringe on the valid and subsisting Intellectual Property rights of others that Acuity is aware of or, to Acuity’s knowledge, any other rights of others. No claim is pending or, to Acuity’s knowledge, threatened, alleging any such infringement or with respect to the ownership, validity, license or use of, or any infringement resulting from, either the Acuity Intellectual Property or the sale of any material products or services by Acuity. No loss or expiration of the Acuity Intellectual Property is pending or, to Acuity’s knowledge, threatened. The Schedule of Exceptions contains a complete list of the patents and patent applications, trademark applications and registrations, copyright registrations, and domain name registrations within Acuity Intellectual Property. There are no outstanding options, licenses or other agreements relating to the Acuity Intellectual Property, and Acuity is not bound by or a party to any options, licenses or agreements with respect to the Intellectual Property of any other person or entity. Acuity is not violation of any license, sublicense, or other agreements to which it is a party or otherwise bound relating to any Intellectual Property. Acuity is not obligated to make any payments by way of royalties, fees or otherwise to any owner or licensor of or claimant to any Intellectual Property with respect to the use thereof in connection with the conduct of its business as presently conducted. There are no agreements, understandings, instruments, contracts, judgments, orders or decrees to which Acuity is a party or by which it is bound that involve indemnification by Acuity with respect to infringements of Intellectual Property. To Acuity’s knowledge, all registrations owned by or on behalf of Acuity, and applications to governmental or regulatory authorities in respect of such Acuity Intellectual Property, are valid and in full force and effect. To Acuity’s knowledge, no other person is infringing on the Acuity Intellectual Property.
          (b) Each former and current officer, employee and consultant of Acuity has executed a Confidential Information and Invention Assignment Agreement, substantially in the form(s) delivered to Parent, and each such agreement remains in full force and effect pursuant to its terms. To Acuity’s knowledge, no officer or employee or consultant is in violation of such proprietary information agreement or of any prior employee contract, proprietary information agreement or other agreement relating to the right of any such individual to be employed by, or to contract with, Acuity, and, to Acuity’s knowledge, the continued employment by Acuity of its present employees, and the performance of Acuity’s contracts with its independent contractors, will not result in any such violation. Acuity has not received any written notice alleging that any such violation has occurred.
          (c) The Acuity Merger does not and will not materially or adversely affect any rights of Acuity or Surviving Company II to use any material Acuity Intellectual Property.

     4.10 Title to Properties and Assets; Liens. Acuity has good and marketable title to its properties and assets, and has good title to all its leasehold interests, in each case subject to no Lien or lease, other than (i) for Liens for current taxes not yet due and payable, and provided for on the applicable financial statements, and (ii) de minimis Liens and defects in title which do not in any case, individually or in the aggregate, materially detract from the value, continued ownership, use or operation of the property subject thereto or materially impair business operations, and that have not arisen otherwise than in the ordinary course of business (the “Permitted Liens”). With respect to the property and assets it leases, Acuity is in compliance with such leases in all material respects and holds a valid leasehold interest free of all Liens other than Permitted Liens. Acuity’s properties and assets are in good condition and repair in all material respects. Acuity does not currently own, and has never owned, any real property.
     4.11 Compliance with Other Instruments and Laws. Acuity is not in violation or default of any provision of the Acuity Certificate or the Acuity By-laws, each as amended and in effect on the date hereof and as of the Closing. Acuity is not in violation of, default under or breach of any provision of any agreement, instrument, mortgage, deed of trust, loan, contract, commitment, judgment, decree, order or obligation to which it is a party or by which it or any of its properties or assets are bound, which violation, default or breach, individually or in the aggregate, would or could reasonably be expected to have a Material Adverse Effect on Acuity. Acuity is not in violation of any provision of any federal, state or local statute, rule or governmental regulation, judgment, injunction or decree of any governmental authority, which violation, individually or in the aggregate, would or could reasonably be expected to have a Material Adverse Effect on Acuity. The execution and delivery of this Agreement by Acuity, and Acuity’s performance of and compliance with the terms hereof, or the consummation of the Acuity Merger and the other transactions contemplated hereby, will not result in any violation, breach or default, be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any Acuity Material Agreement or any of the foregoing provisions, require any consent or waiver under any Acuity Material Agreement or any of the foregoing provisions (other than any consents or waivers that have been obtained), result in the creation of any Lien upon any of the properties or assets of Acuity, trigger any right of cancellation, termination or acceleration under any Acuity Material Agreement or any of the foregoing provisions, create any right of payment in any other person or entity (except as set forth herein), or result in a Material Adverse Effect on Acuity. Acuity has delivered to Parent and Froptix copies of all written communications to and from the FDA and written summaries of all such oral communications. Acuity has no knowledge that could reasonably lead it to believe that the FDA will not approve any of its proposed products or that questions the validity of its clinical trials.
     4.12 Litigation. There is no action, suit, proceeding or investigation pending or, to Acuity’s knowledge, threatened against or affecting Acuity or its properties or rights before any court or by or before any governmental agency. The foregoing includes, without limitation, actions pending or, to Acuity’s knowledge, threatened involving the prior employment of any of Acuity’s employees, their use in connection with Acuity’s business or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. Acuity is not a party or subject to, and none of their respective assets is bound by, the provisions of any order, writ, injunction, judgment or decree of any Governmental Authority. There is no action, suit or proceeding initiated by Acuity currently pending or which Acuity intends to initiate.
     4.13 Governmental Consents. No consent, approval or authorization of or registration, qualification, designation, declaration or filing with any governmental authority on the part of Acuity is required in connection with the valid execution and delivery of this Agreement or the consummation of any transaction contemplated hereby.
     4.14 Permits. Acuity has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, and Acuity reasonably believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. Acuity is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority. Acuity has complied in all material respects with all federal, state or foreign Laws applicable to its business.
     4.15 Brokers or Finders. Acuity has not engaged any brokers, finders or agents, and Acuity has not incurred, and will not incur, directly or indirectly, as a result of any action taken by Acuity or any of its affiliates, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement and the transactions contemplated hereby.
     4.16 Tax Returns and Payments. Acuity has accurately prepared and timely filed all United States income tax returns and all state and municipal tax returns required to be filed by it, if any, has paid all taxes, assessments, fees and charges owed by it (regardless of whether shown on any such tax return) or has otherwise made adequate provision for the payment of all taxes, assessments, fees and charges owed by it. Acuity has withheld or collected from each payment made to each of its employees, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositaries. Acuity has not been advised in writing (a) that any of its returns have been or are being audited or (b) of any deficiency in assessment or proposed adjustment to its federal, state or other taxes. No assessment or proposed adjustment of Acuity’s United States income tax or state or municipal taxes is pending. Acuity is not currently the beneficiary of any extension of time within which to file any tax report or return. No claim has been made by a Governmental Authority in a jurisdiction where Acuity does not file reports and returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of Acuity that arose in connection with the failure or alleged failure to pay any tax. Acuity has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or third party. Acuity has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency. Acuity has not entered into a closing agreement pursuant to Section 7121 of the Code. Acuity has not made any payments, and is not and will not become obligated under any contract entered into on or before the Closing Date to make any payments in connection with the transactions contemplated by this Agreement, or in connection with a combination of the transactions contemplated by this Agreement and any other event, that will be non-deductible under Code Section 280G or subject to the excise tax under Code Section 4999 or that would give rise to any obligation to indemnify any Person for any excise tax payable pursuant to Code Section 4999. Acuity is not a party to or bound by any tax allocation or tax sharing agreement or has any current or potential obligation to indemnify any other Person with respect to taxes. Except for consolidated income tax liabilities of any wholly-owned corporate subsidiaries it has owned since their inception, Acuity does not have any liability for taxes of any person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign income tax Law), or as transferee, successor, by contract or otherwise. References in this Section to Acuity include references to any and all subsidiaries of Acuity that may affect its liability. Acuity has not participated in any reportable transaction as contemplated in Treasury Regulations Section 1.6011-4.
     4.17 Employees. The employment of each employee of Acuity is terminable at will. No employee of Acuity has been granted the right to continued employment by Acuity or to any material compensation following termination of employment with Acuity. To Acuity’s knowledge, no employee of Acuity, nor any consultant with whom Acuity has contracted, is in violation of any term of any employment contract, noncompetition or proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, Acuity or any judgment, decree or order of any court or administrative agency under which it is subject; and to Acuity’s knowledge the continued employment by Acuity of its present employees, and the performance of Acuity’s contracts with its independent contractors, will not result in any such violation. Neither the execution or delivery of this Agreement, nor the carrying on of Acuity’s business by the employees and independent contractors of Acuity, nor the conduct of Acuity’s business as now conducted will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee or independent contractor is now obligated and of which Acuity is aware. Acuity has not received any notice alleging that any such violation has occurred. Acuity is not in default with respect to any obligation to any of its employees. No employee of Acuity is represented by any labor union or covered by any collective bargaining agreement. There is no pending or, to Acuity’s knowledge, threatened dispute involving Acuity and any employee or group of its employees. Acuity has complied and is currently complying with all applicable Laws relating to employment and employment practices, terms and conditions of employment, and wages and hours, except for noncompliance that, individually and in the aggregate, would not have a Material Adverse Effect on Acuity.
     4.18 Employee Benefit Plans.
          (a) Schedule 4.18 of the Schedule of Exceptions sets forth a correct and complete list of all Acuity Employee Benefit Plans. Each Acuity Employee Benefit Plan, and its related documents, has been made available to Parent. No Acuity Employee

Benefit Plan is subject to Title IV of ERISA, or Section 412 of the Code, is or has been subject to Sections 4063 or 4064 of ERISA, or is a multi-employer welfare arrangement as defined in Section 3(40) of ERISA. Neither Acuity nor any ERISA Affiliate has any obligation or liability, contingent or otherwise, under Title IV of ERISA with respect to any “pension plan” as defined in Section 3(2) of ERISA. Neither Acuity nor any of it ERISA Affiliates has ever participated in and has never been required to contribute to any “multi employer plan,” as defined in Sections 3(37)(A) and 4001(a)(3) of ERISA and Section 414(f) of the Code or any “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. No Acuity Employee Benefit Plan provides for, nor does Acuity or any of its subsidiaries have any liability for post-employment life insurance or health benefit coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and at the expense of the participant or the participant’s beneficiary.
          (b) The Acuity Employee Benefit Plans have been maintained in all material respects in accordance with their terms and with all provisions of ERISA, the Code (including rules and regulations thereunder) and other applicable federal and state Laws and regulations.
          (c) There are no pending actions, claims or lawsuits that have been asserted or instituted against any Acuity Employee Benefit Plan, the assets of any of the trusts under any Acuity Employee Benefit Plan or the sponsor of any Acuity Employee Benefit Plan, or, to the knowledge of Acuity, against any fiduciary or administrator of any Acuity Employee Benefit Plan with respect to the operation of any Acuity Employee Benefit Plan (other than routine benefit claims), nor does Acuity have any knowledge of facts that could reasonably be expected to form the basis for any such claim or lawsuit.
          (d) Neither will the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein (i) result in any payment becoming due to any current or former employee, officer, director or consultant of Acuity or any of its subsidiaries, (ii) increase any benefits otherwise payable under any Acuity Employee Benefit Plan, (iii) result in the acceleration of the time of payment or vesting of any rights with respect to any such benefits under any Acuity Employee Benefit Plan or (iv) require any contributions or payments to fund, or any security to secure, any obligations under any Acuity Employee Benefit Plan. There are no Acuity Employee Benefit Plans that, individually or collectively, could give rise to the payment in connection with the transactions contemplated by this Agreement, or in connection with a combination of the transactions contemplated by this Agreement and any other event, of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.
     4.19 Obligations of Management. Each officer and key employee of Acuity is currently devoting substantially all of his or her business time to the conduct of the business of Acuity. Acuity is not aware that any officer or key employee of Acuity is planning to work less than full time at Acuity in the future. To Acuity’s knowledge, no officer or key employee is currently working or plans to work for a competitive enterprise, whether or not such officer or key employee is or will be compensated by such enterprise or is planning to leave the employ of Acuity.
     4.20 Obligations to Related Parties. There are no loans, leases, agreements, understandings, commitments or other continuing transactions between Acuity and any employee, officer, director or member of his or her immediate family or stockholder of Acuity or member of his or her immediate family or any person or entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with any of the foregoing persons. To Acuity’s knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which Acuity is affiliated or with which Acuity has a business relationship, or any firm or corporation that competes with Acuity, except in connection with the ownership of stock of publicly-traded companies (but not exceeding 2% of the outstanding capital stock of any such company). No employee, officer, director or member of his or her immediate family or, to Acuity’s knowledge, stockholder of Acuity or member of his or her immediate family or any person or entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with any of the foregoing persons, is, directly or indirectly, interested in any material contract with Acuity (other than such contracts as relate to any such person’s ownership of capital stock or other securities of Acuity or employment by Acuity). Acuity is not a guarantor or indemnitor of any Indebtedness of any other Person.
     4.21 Insurance. Acuity has in full force and effect general commercial, clinical trial, product liability, fire and casualty insurance policies and insurance against other hazards, risks and liabilities to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated and sufficient in amount to allow it to replace any of its material properties or assets that might be damaged or destroyed or sufficient to cover liabilities to which Acuity may reasonably become subject.
     4.22 Environmental and Safety Laws. Acuity is in compliance with all applicable environmental Laws, rules and regulations except for noncompliance that, individually or in the aggregate, would not or could not reasonably be expected to have a Material Adverse Effect on Acuity. There is no environmental litigation or other environmental proceeding pending or, to Acuity’s knowledge, threatened, by any governmental regulatory authority or others with respect to the business of Acuity. No state of facts exists as to environmental matters or Hazardous Substances that involves the reasonable likelihood of a material capital expenditure by Acuity or that may otherwise have a Material Adverse Effect on Acuity. To Acuity’s knowledge, no Hazardous Substances have been used, treated, stored or disposed of, or otherwise deposited, in or on the properties owned or leased by Acuity in violation of any applicable environmental Laws.
     4.23 Disclosure. All disclosures provided by Acuity to Parent, Merger Sub I, Merger Sub II and Froptix regarding Acuity, its business and the transactions contemplated hereby, furnished by or on behalf of Acuity are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF FROPTIX
     Except as set forth on the Schedule of Exceptions delivered to Parent in connection with this Agreement, Froptix represents and warrants to Parent as of the date of this Agreement as follows:
     5.1 Organization and Standing. Froptix is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida. Froptix has the requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as currently conducted. Froptix is presently qualified to do business as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Froptix. True and accurate copies of the Froptix Articles of Incorporation (the “Froptix Articles”) and Froptix By-laws (the “Froptix By-laws”), each as in effect as of the date hereof and at the Closing, have been delivered to Parent.
     5.2 Corporate Power. Froptix has all requisite legal and corporate power and authority to execute and deliver this Agreement and to carry out and perform its other obligations hereunder.
     5.3 Authorization. All action on the part of Froptix, its officers, its directors and its stockholders necessary for the authorization, execution and delivery of this Agreement and the performance of all of Froptix’s obligations hereunder has been taken or will be taken prior to or upon the Closing, as applicable. This Agreement has been duly executed by Froptix and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes and will constitute a valid and legally binding obligation of Froptix, except (i) as limited by Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) as limited by rules of Law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity.
     5.4 Subsidiaries. Froptix does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association, other business entity or Person. Froptix is not a participant in any joint venture, partnership or similar arrangement. Since its inception, Froptix has not consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any Person.
     5.5 Capitalization.
          (a) The authorized capital stock of Froptix as of the date hereof and immediately prior to the Closing consists and will consist of 1,000 shares of Froptix Common Stock, nine hundred five (905) of which are issued and outstanding. The

Froptix Common Stock has the rights, preferences, privileges and restrictions set forth in the Froptix Articles and under Florida Law.
          (b) All issued and outstanding shares of Froptix’s capital stock have been duly authorized and validly issued in compliance with applicable Laws, and are fully paid and nonassessable and free and clear of Liens or third party rights and of any restrictions on transfer, except for transfer restrictions of the federal and state securities laws. To Froptix’s knowledge, each holder of any capital stock of Froptix is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
          (c) There are no options, warrants, preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution or other rights to purchase or acquire from Froptix any of Froptix’s authorized and unissued capital stock. There are no rights to have Froptix’s capital stock registered for sale to the public in connection with the Laws of any jurisdiction, no agreements relating to the voting of Froptix’s voting securities (except as contemplated hereby) and no restrictions on the transfer of Froptix’s capital stock, other than those arising under applicable securities Laws. All outstanding shares, options and warrants were issued pursuant to and in compliance with a valid exemption from registration under the Securities Act and have been issued in compliance with applicable state securities Laws. The exercise price of each option to purchase or acquire from Froptix any of Froptix’s authorized and unissued capital stock was intended to constitute a price which is equal to or greater than the fair market value of the underlying shares on the date of grant, as then determined in good faith by the Froptix board of directors.
     5.6 Financial Statements. Froptix has delivered to Parent the audited balance sheet of Froptix as of December 31, 2006 (the “Froptix Financial Statements”). The Froptix Financial Statements fairly present in all material respects the assets, liabilities and stockholders’ equity of Froptix as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments, which shall not be material. No event has occurred and nothing has come to the attention of Froptix since December 31, 2006 to indicate that the Froptix Financial Statements did not fairly present in all material respects the assets, liabilities and stockholders’ equity of Froptix as of the date thereof. Except as set forth in the Froptix Financial Statements, Froptix has no liabilities of any nature, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to December 31, 2006 that do not exceed, in the aggregate, $50,000, and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the Froptix Financial Statements, which, individually or in the aggregate, are not material to the financial condition or operating results of Froptix.
     5.7 Absence of Certain Changes or Events. Since December 31, 2006, (i) there has been no event, occurrence or development that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect on Froptix or which, if taken after the date hereof, would constitute a breach of the covenants set forth in Section 7.7 or 7.12, (ii) Froptix has not incurred any material liability, (iii) Froptix has not altered its method of accounting or the identity of its auditor, (iv) Froptix has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) Froptix has not issued any equity securities. Froptix has not taken any steps to seek protection pursuant to any bankruptcy Law nor does Froptix have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact that would reasonably lead a creditor to do so. Froptix is not Insolvent as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing, will not be Insolvent.
     5.8 Material Contracts. A list of the oral and written material agreements of Froptix is set forth on Schedule 5.8 of the Schedule of Exceptions (each, a “Froptix Material Agreement”). Froptix and to Froptix’s knowledge, each other party thereto, has in all material respects performed all the obligations required to be performed by them to date (or such non performing party has received a valid, enforceable and irrevocable written waiver with respect to its non performance), has received no notice of default and are not in default (with due notice or lapse of time or both) under any Froptix Material Agreement. Froptix has no knowledge of any breach or anticipated breach by the other party to any Froptix Material Agreement.
     5.9 Intellectual Property. Froptix owns or licenses for use (with a right of sublicense) certain Intellectual Property (“Froptix Intellectual Property”), which constitute all of the Intellectual Property being all that is necessary for the business of Froptix as presently conducted. To Froptix’s knowledge, neither Froptix’s material pre-clinical and clinical development candidates and processes to make such candidates, nor any Froptix Intellectual Property, infringe or will infringe on the valid and subsisting Intellectual Property rights of others that Froptix is aware of or, to Froptix’s knowledge, any other rights of others. No claim is pending or, to Froptix’s knowledge, threatened, alleging any such infringement or with respect to the ownership, validity, license or use of, or any infringement resulting from, either the Froptix Intellectual Property or the sale of any material products or services by Froptix. No loss or expiration of the Froptix Intellectual Property is pending or, to Froptix’s knowledge, threatened. The Schedule of Exceptions contains a complete list of the patents and patent applications, trademark applications and registrations, copyright registrations, and domain name registrations within Froptix Intellectual Property. There are no outstanding options, licenses or other agreements relating to the Froptix Intellectual Property, and Froptix is not bound by or a party to any options, licenses or agreements with respect to the Intellectual Property of any other person or entity. Froptix is not violation of any license, sublicense, or other agreements to which it is a party or otherwise bound relating to any Intellectual Property. Froptix is not obligated to make any payments by way of royalties, fees or otherwise to any owner or licensor of or claimant to any Intellectual Property with respect to the use thereof in connection with the conduct of its business as presently conducted. There are no agreements, understandings, instruments, contracts, judgments, orders or decrees to which Froptix is a party or by which it is bound that involve indemnification by Froptix with respect to infringements of Intellectual Property. To Froptix’s knowledge, all registrations owned by or on behalf of Froptix, and applications to governmental or regulatory authorities in respect of such Froptix Intellectual Property, are valid and in full force and effect. To Froptix’s knowledge, no other person is infringing on the Froptix Intellectual Property. The Froptix Merger does not and will not materially or adversely affect any rights of Froptix or Surviving Company I to use any material Froptix Intellectual Property.
     5.10 Title to Properties and Assets; Liens. Froptix has good and marketable title to its properties and assets, and has good title to all its leasehold interests, in each case subject to no Lien, other than Permitted Liens. With respect to the property and assets it leases, Froptix is in compliance with such leases in all material respects and holds a valid leasehold interest free of all Liens other than Permitted Liens. Froptix’s properties and assets are in good condition and repair in all material respects. Froptix does not currently own, and has never owned, any real property.
     5.11 Compliance with Other Instruments and Laws. Froptix is not in violation or default of any provision of the Froptix Articles or Froptix By-laws, each as amended and in effect on the date hereof and as of the Closing. Froptix is not in violation of, default under or breach of any provision of any agreement, instrument, mortgage, deed of trust, loan, contract, commitment, judgment, decree, order or obligation to which it is a party or by which it or any of its properties or assets are bound, which violation, default or breach, individually or in the aggregate, would or could reasonably be expected to have a Material Adverse Effect on Froptix. Froptix is not in violation of any provision of any federal, state or local statute, rule or governmental regulation, judgment, injunction or decree of any governmental authority, which violation, individually or in the aggregate, would or could reasonably be expected to have a Material Adverse Effect on Froptix. The execution and delivery of this Agreement by Froptix, and Froptix’s performance of and compliance with the terms hereof, or the consummation of the Froptix Merger and the other transactions contemplated hereby, will not result in any violation, breach or default, be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any Froptix Material Agreement or any of the foregoing provisions, require any consent or waiver under any Froptix Material Agreement or any of the foregoing provisions (other than any consents or waivers that have been obtained), result in the creation of any Lien upon any of the properties or assets of Froptix, trigger any right of cancellation, termination or acceleration under any Froptix Material Agreement or any of the foregoing provisions, create any right of payment in any other person or entity (except as set forth herein), or result in a Material Adverse Effect on Froptix.
     5.12 Litigation. There is no action, suit, proceeding or investigation pending or, to Froptix’s knowledge, threatened against or affecting Froptix or its properties or rights before any court or by or before any governmental agency. Froptix is not a party or subject to, and none of its assets is bound by, the provisions of any order, writ, injunction, judgment or decree of any Governmental Authority. There is no action, suit or proceeding initiated by Froptix currently pending or which Froptix intends to initiate.
     5.13 Governmental Consents. No consent, approval or authorization of or registration, qualification, designation, declaration or filing with any governmental authority on the part of Froptix is required in connection with the valid execution and delivery of this Agreement or the consummation of any transaction contemplated hereby.
     5.14 Permits. Froptix has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, and Froptix reasonably believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. Froptix is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority. Froptix has complied in all material respects with all federal, state or foreign Laws applicable to its business.
     5.15 Brokers or Finders. Froptix has not engaged any brokers, finders or agents, and Froptix has not incurred, and will not incur, directly or indirectly, as a result of any action taken by Froptix or any of its affiliates, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement and the transactions contemplated hereby.
     5.16 Tax Returns and Payments. Froptix has accurately prepared and timely filed all United States income tax returns and all state and municipal tax returns required to be filed by it, if any, has paid all taxes, assessments, fees and charges owed by it (regardless of whether shown on any such tax return) or has otherwise made adequate provision for the payment of all taxes, assessments, fees and charges owed by it. Froptix has withheld or collected from each payment made to each of its employees, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositaries. Froptix has not been advised in writing (a) that any of its returns have been or are being audited or (b) of any deficiency in assessment or proposed adjustment to its federal, state or other taxes. No assessment or proposed adjustment of Froptix’s United States income tax or state or municipal taxes is pending. Froptix is not currently the beneficiary of any extension of time within which to file any tax report or return. No claim has been made by a Governmental Authority in a jurisdiction where Froptix does not file reports and returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of Froptix that arose in connection with the failure or alleged failure to pay any tax. Froptix has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or third party. Froptix has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency. Froptix has not entered into a closing agreement pursuant to Section 7121 of the Code. Froptix has not made any payments, and is not and will not become obligated under any contract entered into on or before the Closing Date to make any payments in connection with the transactions contemplated by this Agreement, or in connection with a combination of the transactions contemplated by this Agreement and any other event, that will be non-deductible under Code Section 280G or subject to the excise tax under Code Section 4999 or that would give rise to any obligation to indemnify any Person for any excise tax payable pursuant to Code Section 4999. Froptix is not a party to or bound by any tax allocation or tax sharing agreement or has any current or potential obligation to indemnify any other Person with respect to taxes. Except for consolidated income tax liabilities of any wholly-owned corporate subsidiaries it has owned since their inception, Froptix does not have any liability for taxes of any person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign income tax Law), or as transferee, successor, by contract or otherwise. References in this section to Froptix include references to any and all subsidiaries of Froptix which may affect its liability. Froptix has not participated in any reportable transaction as contemplated in Treasury Regulations Section 1.6011-4.
     5.17 Employees. Froptix does not have, and has never had, any employees.
     5.18 Employee Benefit Plans. Froptix is not (and has never been) a party to or bound by, does not maintain or contribute to (and has never maintained or contributed to) and has no liability with respect to, any Employee Benefit Plan.
     5.19 Obligations to Related Parties. There are no loans, leases, agreements, understandings, commitments or other continuing transactions between Froptix and any employee, officer, director or member of his or her immediate family or stockholder of Froptix or member of his or her immediate family or any person or entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with any of the foregoing persons. To Froptix’s knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which Froptix is affiliated or with which Froptix has a business relationship, or any firm or corporation that competes with Froptix, except in connection with the ownership of stock of publicly-traded companies (but not exceeding 2% of the outstanding capital stock of any such company). No employee, officer, director or member of his or her immediate family or, to Froptix’s knowledge, stockholder of Froptix or member of his or her immediate family or any person or entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with any of the foregoing persons, is, directly or indirectly, interested in any material contract with Froptix (other than such contracts as relate to any such person’s ownership of capital stock or other securities of Froptix). Froptix is not a guarantor or indemnitor of any Indebtedness of any other Person.
     5.20 Environmental and Safety Laws. Froptix is in compliance with all applicable environmental Laws, rules and regulations except for noncompliance that, individually or in the aggregate, would not or could not reasonably be expected to have a Material Adverse Effect on Froptix. There is no environmental litigation or other environmental proceeding pending or, to Froptix’s knowledge, threatened, by any governmental regulatory authority or others with respect to the business of Froptix. No state of facts exists as to environmental matters or Hazardous Substances that involves the reasonable likelihood of a material capital expenditure by Froptix or that may otherwise have a Material Adverse Effect on Froptix. To Froptix’s knowledge, no Hazardous Substances have been used, treated, stored or disposed of, or otherwise deposited, in or on the properties owned or leased by Froptix in violation of any applicable environmental Laws.

     5.21 Disclosure. All disclosures provided by Froptix to Parent, Merger Sub I, Merger Sub II and Acuity regarding Froptix, its business and the transactions contemplated hereby, furnished by or on behalf of Froptix are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
ARTICLE VI
REPRESENTATIONS, WARRANTIES OF THE PARENT,
MERGER SUB I AND MERGER SUB II
     Except as set forth in the SEC Reports or on the Schedule of Exceptions delivered to Acuity and Froptix in connection with this Agreement, each of Parent, Merger Sub I and Merger Sub II represents and warrants to Acuity and Froptix as of the date of this Agreement as follows:
     6.1 Organization and Standing. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub I is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub II is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent, Merger Sub I and Merger Sub II has the requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as currently conducted. Parent is presently qualified to do business as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect with respect to Parent. True and accurate copies of Parent’s Certificate of Incorporation (the “Parent Certificate”), Parent’s By-laws (the “Parent By-laws”), Merger Sub I’s Certificate of Formation (the “Merger Sub I Certificate”), Merger Sub I’s Limited Liability Company Agreement (the “Merger Sub I LLC Agreement”), Merger Sub II’s Certificate of Formation (the “Merger Sub II Certificate”), Merger Sub II’s Limited Liability Company Agreement (the “Merger Sub II LLC Agreement”), each as in effect as of the date hereof and at the Closing, have been delivered to Acuity and Froptix.
     6.2 Corporate Power. Each of Parent, Merger Sub I and Merger Sub II has all requisite legal and corporate and other power and authority to execute and deliver this Agreement and to carry out and perform its other obligations hereunder.
     6.3 Authorization. All corporate and other action on the part of each of Parent, Merger Sub I and Merger Sub II, their respective officers and directors necessary for the (i) due authorization, execution and delivery of this Agreement and (ii) performance of all obligations of Parent, Merger Sub I and Merger Sub II hereunder has been taken or will be taken prior to or upon the Closing, as applicable. All corporate action on the part of the sole member of each of Merger Sub I and Merger Sub II necessary for the (i) due authorization, execution and delivery of this Agreement and (ii) performance of all obligations of Merger Sub I and Merger Sub II hereunder has been taken or will be taken prior to the Closing, as applicable. This Agreement has been duly executed by each of

Parent, Merger Sub I and Merger Sub II and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes and will constitute a valid and legally binding obligation of each of Parent, Merger Sub I and Merger Sub II, except (i) as limited by Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) as limited by rules of Law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity.
     6.4 Authorized Securities. The shares of Parent Common Stock and Parent Series C Preferred Stock issuable pursuant to Section 3.1(a), Section 3.3(a), Section 3.3(b), and Section 3.3(c) shall be duly authorized and, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and non-assessable, free and clear of all Liens and shall not be subject to preemptive or similar rights of stockholders. The Adjusted Parent Options, Adjusted Parent Series C Options and Parent Warrants shall be duly issued and authorized when issued in accordance with this Agreement and any share of Parent Common Stock or Parent Series C Preferred Stock issued upon the exercise thereof according to their respective terms, as applicable, will be duly and validly issued, fully paid and non-assessable, free and clear of all Liens and shall not be subject to preemptive or similar rights of stockholders.
     6.5 Subsidiaries. Other than its interest in Merger Sub I and Merger Sub II, Parent does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association, other business entity or person. Parent is not a participant in any joint venture, partnership or similar arrangement. Parent has not during the period covered by the SEC Reports consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any Person.
     6.6 Capitalization.
          (a) The authorized capital stock of Parent on the date hereof consists of 225,000,000 shares of Parent Common Stock, of which 36,505,369 shares of Common Stock are issued and outstanding, and 10,000,000 shares of Parent Preferred Stock, of which 4,000,000 are designated Parent Series A Preferred Stock and of which 30,000 are designated Series B Junior Participating Preferred Stock pursuant to the Parent Certificate as of the date hereof. As of the date of this Agreement, 1,083,404 shares of Parent Series A Preferred Stock were issued and outstanding and convertible into Parent Common Stock on a one-for-one basis, and no shares of Parent Series B Preferred were issued or outstanding. The Parent Common Stock and the Parent Preferred Stock have the rights, preferences, privileges and restrictions set forth in the Parent Certificate and under Delaware Law. All issued and outstanding shares of Parent’s capital stock have been duly authorized and validly issued in compliance with applicable Laws, and are fully paid and nonassessable and free and clear of Liens or third party rights and of any restrictions on transfer, except for transfer restrictions of the federal and state securities laws.
          (b) There are no options, warrants, preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution or other rights to purchase or acquire from Parent any of Parent’s authorized and unissued capital stock. Except as contemplated by this Agreement, there are (i) no rights to have Parent’s capital stock registered for sale to the public in connection with the Laws of any jurisdiction, (ii) to the Parent’s knowledge, no agreements relating to the voting of Parent’s voting securities and (iii) no restrictions on the transfer of Parent’s capital stock or other equity securities, other than those arising under applicable securities Laws. All outstanding shares, options and warrants were issued pursuant to a valid registration statement filed with the SEC or an exemption from registration under the Securities Act and have been issued in compliance with applicable state securities Laws.
     6.7 SEC Reports; Financial Statements. Parent has duly filed all required registration statements, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC under the Exchange Act, including pursuant to Sections 13(a) or 15(d) thereof, for the two years preceding the date hereof (the foregoing materials (together with any materials filed by Parent under the Exchange Act, whether or not required) being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial condition, results of operations and cash flows of Parent as of the dates, and for the periods, indicated therein, subject, in the case of unaudited statements, to normal, year-end audit adjustments.
     6.8 Absence of Changes. Since the date of the latest audited financial statements included within the SEC Reports, except as disclosed in the SEC Reports or in Schedule 6.8 of the Schedule of Exceptions or incident to the transactions contemplated hereby or in connection with the Mergers, (i) there has been no event, occurrence or development that, individually or in the aggregate, has had or that would reasonably be expected to result in a Material Adverse Effect on Parent, or which, if taken after the date hereof, would constitute a breach of the covenants set forth in Section 7.7 or 7.12, (ii) Parent has not incurred any material liabilities, (iii) Parent has not altered its method of accounting or the identity of its auditors, except as disclosed in its SEC Reports, (iv) Parent has not declared or made any dividend or distribution of cash or other property to its stockholders, in their capacities as such, or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) Parent has not issued any equity securities. Parent has not taken any steps to seek protection pursuant to any bankruptcy Law nor does Parent have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact that would reasonably lead a creditor to do so. Parent is not Insolvent as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing, will not be Insolvent.
     6.9 Sarbanes-Oxley Act. The Parent and, to Parent’s knowledge, each of its officers and directors are in compliance with, and have complied, in each case in all material respects, with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the related rules and regulations promulgated under or pursuant to the Exchange Act. Each SEC Report containing financial statements that has been filed with or submitted to the SEC by Parent was accompanied by the certifications required to be filed or submitted by the Parent’s chief executive officer and/or chief financial officer, as required, pursuant to the Exchange Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied in all material respects with the Exchange Act. Neither Parent nor, to Parent’s knowledge, any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing such certifications.
     6.10 Internal Controls. Neither Parent (including, to Parent’s Knowledge, any employee thereof) nor the Parent’s independent auditors has identified or been made aware of (A) any significant deficiency or material weakness in the design or operation of internal controls utilized by Parent (other than a significant deficiency or material weakness that has been disclosed to the Audit Committee of the Board of Directors of Parent, and, in the case of a material weakness, that has been disclosed as required in the SEC Reports), (B) any fraud, whether or not material, that involves Parent’s management or other employees who have a significant role in the preparation of financial statements or the internal controls utilized by Parent or (C) any claim or allegation regarding any of the foregoing (other than claims or allegations that have been duly investigated and found not to involve any of the foregoing).
     6.11 Material Contracts. A list of the oral and written material agreements of Parent are included as exhibits to the SEC Reports (each, a “Parent Material Agreement”). Parent and to Parent’s knowledge, each other party thereto, has in all material respects performed all the obligations required to be performed by them to date (or such non performing party has received a valid, enforceable and irrevocable written waiver with respect to its non performance), has received no notice of default and are not in default (with due notice or lapse of time or both) under any Parent Material Agreement. Parent has no knowledge of any breach or anticipated breach by the other party to any Parent Material Agreement.
     6.12 Title to Properties and Assets; Liens. Parent has good and marketable title to its properties and assets, and has good title to all its leasehold interests, in each case subject to no Lien, other than Permitted Liens. With respect to the property and assets it leases, Parent is in compliance with such leases in all material respects and holds a valid leasehold interest free of all Liens. Parent’s properties and assets are in good condition and repair in all material respects. Parent does not currently own, and has never owned, any real property.

     6.13 Compliance with Other Instruments and Laws. Parent is not in violation or default of any provision of the Parent Certificate or the Parent By-laws, each as amended and in effect on the date hereof and as of the Closing. Parent is not in violation of, default under or breach of any provision of any agreement, instrument, mortgage, deed of trust, loan, contract, commitment, judgment, decree, order or obligation to which it is a party or by which it or any of its properties or assets are bound, which violation, default or breach, individually or in the aggregate, would or could reasonably be expected to have a Material Adverse Effect on Parent. Parent is not in violation of any provision of any federal, state or local statute, rule or governmental regulation, judgment, injunction or decree of any governmental authority, which violation, individually or in the aggregate, would or could reasonably be expected to have a Material Adverse Effect on Parent. The execution and delivery of this Agreement by Parent, and Parent’s performance of and compliance with the terms hereof, or the consummation of the Merger and the other transactions contemplated hereby, will not result in any violation, breach or default, be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any Parent Material Agreement or any of the foregoing provisions, require any consent or waiver under any Parent Material Agreement or any of the foregoing provisions (other than any consents or waivers that have been obtained), result in the creation of any Lien upon any of the properties or assets of Parent, trigger any right of cancellation, termination or acceleration under any Parent Material Agreement or any of the foregoing provisions, create any right of payment in any Person (except as contemplated herein), or result in a Material Adverse Effect on Parent.
     6.14 Litigation. There is no action, suit, proceeding or investigation pending or, to Parent’s knowledge, threatened against or affecting Parent, Merger Sub I, Merger Sub II or any of their respective properties or rights before any court or by or before any governmental agency. None of Parent, Merger Sub I, or Merger Sub II is party or subject to, and none of their respective assets is bound by, the provisions of any order, writ, injunction, judgment or decree of any Governmental Authority. There is no action, suit or proceeding initiated by Parent currently pending or which Parent intends to initiate.
     6.15 Governmental Consents. No consent, approval or authorization of or registration, qualification, designation, declaration or filing with any governmental authority on the part of Parent is required in connection with the valid execution and delivery of this Agreement or the consummation of any transaction contemplated hereby, except the qualification or registration (or taking such action as may be necessary to secure an exemption from qualification or registration, if available) of the offer, issuance and sale of the shares of Parent Common Stock, Parent Series C Preferred Stock, Adjusted Parent Options, Adjusted Parent Series C Options, Parent Warrants and the securities of Parent issuable upon conversion or exercise of the Parent Series C Preferred Stock, Adjusted Parent Options, Adjusted Parent Series C Options or Parent Warrants under applicable federal and state securities Laws.
     6.16 Permits. Parent has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it. Parent is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority. Parent has complied in all material respects with all federal, state or foreign Laws applicable to its business.
     6.17 Brokers or Finders. Parent has not engaged any brokers, finders or agents, and Parent has not incurred, and neither will incur, directly or indirectly, as a result of any action taken by Parent or any of its affiliates, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement and the transactions contemplated hereby.
     6.18 Tax Returns and Payments. Merger Sub I and Merger Sub II are treated as disregarded entities, as defined in Treasury Regulations Section 301.7701(a)-2, for federal income tax purposes. Parent has accurately prepared and timely filed all United States income tax returns and all state and municipal tax returns required to be filed by it, if any, has paid all taxes, assessments, fees and charges owed by it (regardless of whether shown on any such tax return) or has otherwise made adequate provision for the payment of all taxes, assessments, fees and charges owed by it. Parent has withheld or collected from each payment made to each of its employees, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositaries. Parent has not been advised in writing (a) that any of its returns have been or are being audited or (b) of any deficiency in assessment or proposed adjustment to its federal, state or other taxes. No assessment or proposed adjustment of Parent’s United States income tax or state or municipal taxes is pending. Parent is not currently the beneficiary of any extension of time within which to file any tax report or return. No claim has been made by a Governmental Authority in a jurisdiction where Parent does not file reports and returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of Parent that arose in connection with the failure or alleged failure to pay any tax. Parent has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or third party. Parent has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency. Parent has not entered into a closing agreement pursuant to Section 7121 of the Code. Parent has not made any payments, and is not and will not become obligated under any contract entered into on or before the Closing Date to make any payments, in connection with the transactions contemplated by this Agreement, or in connection with a combination of the transactions contemplated by this Agreement and any other event, that will be non-deductible under Code Section 280G or subject to the excise tax under Code Section 4999 or that would give rise to any obligation to indemnify any person for any excise tax payable pursuant to Code Section 4999. Parent is not a party to or bound by any tax allocation or tax sharing agreement or has any current or potential obligation to indemnify any other person with respect to taxes. Except for consolidated income tax liabilities of any wholly-owned corporate subsidiaries it has owned since their inception, Parent does not have any liability for taxes of any person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign income tax Law), or as transferee, successor, by contract or otherwise. References in this Section to Parent include references to any and all subsidiaries of Parent that may affect its liability.

Parent has not participated in any reportable transaction as contemplated in Treasury Regulations Section 1.6011-4.
     6.19 Employees. To Parent’s knowledge, no employee of Parent, nor any consultant with whom Parent has contracted, is in violation of any term of any employment contract, noncompetition or proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, Parent or any judgment, decree or order of any court or administrative agency under which it is subject. Parent has not received any notice alleging that any such violation has occurred. Parent is not in default with respect to any obligation to any of its employees. No employee of Parent is represented by any labor union or covered by any collective bargaining agreement. There is no pending or, to Parent’s knowledge, threatened dispute involving Parent and any employee or group of its employees. Parent has complied and is currently complying with all applicable Laws relating to employment and employment practices, terms and conditions of employment, and wages and hours, except for noncompliance that, individually and in the aggregate, would not have a Material Adverse Effect on Parent.
     6.20 Employee Benefit Plans.
          (a) Schedule 6.20 of the Schedule of Exceptions sets forth a correct and complete list of all Parent Employee Benefit Plans. Each Parent Employee Benefit Plan, and its related documents, has been made available to Froptix and Acuity. No Parent Employee Benefit Plan is subject to Title IV of ERISA, or Section 412 of the Code, is or has been subject to Sections 4063 or 4064 of ERISA, or is a multi-employer welfare arrangement as defined in Section 3(40) of ERISA. Neither Parent nor any ERISA Affiliate has any obligation or liability, contingent or otherwise, under Title IV of ERISA with respect to any “pension plan” as defined in Section 3(2) of ERISA. Neither Parent nor any of it ERISA Affiliates has ever participated in and has never been required to contribute to any “multi employer plan,” as defined in Sections 3(37)(A) and 4001(a)(3) of ERISA and Section 414(f) of the Code or any “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. No Parent Employee Benefit Plan provides for, nor does Parent or any of its subsidiaries have any liability for post-employment life insurance or health benefit coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and at the expense of the participant or the participant’s beneficiary.
          (b) The Parent Employee Benefit Plans have been maintained in all material respects in accordance with their terms and with all provisions of ERISA, the Code (including rules and regulations thereunder) and other applicable federal and state Laws and regulations. The exercise price of each option to purchase or acquire from Parent any of Parent’s authorized and unissued capital stock was intended to constitute a price which is equal to or greater than the fair market value of the underlying shares on the date of grant, as then determined in good faith by the Parent board of directors.

          (c) There are no pending actions, claims or lawsuits that have been asserted or instituted against any Parent Employee Benefit Plan, the assets of any of the trusts under any Parent Employee Benefit Plan or the sponsor of any Parent Employee Benefit Plan, or, to the knowledge of Parent, against any fiduciary or administrator of any Parent Employee Benefit Plan with respect to the operation of any Parent Employee Benefit Plan (other than routine benefit claims), nor does Parent have any knowledge of facts that could reasonably be expected to form the basis for any such claim or lawsuit.
          (d) Neither will the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein (i) result in any payment becoming due to any current or former employee, officer, director or consultant of Parent or any of its subsidiaries, (ii) increase any benefits otherwise payable under any Parent Employee Benefit Plan, (iii) result in the acceleration of the time of payment or vesting of any rights with respect to any such benefits under any Parent Employee Benefit Plan or (iv) require any contributions or payments to fund, or any security to secure, any obligations under any Parent Employee Benefit Plan. There are no Parent Employee Benefit Plans that, individually or collectively, could give rise to the payment of any amount in connection with the transactions contemplated by this Agreement, or in connection with a combination of the transactions contemplated by this Agreement and any other event, that would not be deductible pursuant to the terms of Section 280G of the Code.
          (e) With respect to each Parent Employee Benefit Plan intended to qualify under Code Section 401(a) or 403(a), (i) the Internal Revenue Service has issued a favorable determination letter, which has not been revoked, that any such plan is tax-qualified and each trust created thereunder has been determined by the Internal Revenue Service to be exempt from federal income tax under Code Section 501(a); (ii) nothing has occurred or will occur through the Closing which would cause the loss of such qualification or exemption or the imposition of any penalty or tax liability; (iii) no reportable event (within the meaning of Section 4043 of ERISA) has occurred; (iv) there has been no termination or partial termination of such plan within the meaning of Code Section 411(d)(3); and (v) the present value of all liabilities under any such plan will not exceed the current fair market value of the assets of such plan (determined using the actuarial assumption used for the most recent actuarial valuation for such plan).
     6.21 Obligations to Related Parties. There are no loans, leases, agreements, understandings, commitments or other continuing transactions between Parent and any employee, officer, director or member of his or her immediate family or stockholder of Parent or member of his or her immediate family or any person or entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with any of the foregoing persons. To Parent’s knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which Parent is affiliated or with which Parent has a business relationship, or any firm or corporation that competes with Parent, except in connection with the ownership of stock of publicly-traded companies (but not exceeding 2% of the outstanding capital stock of any such company). No employee, officer, director or member of his or her immediate family or, to Parent’s knowledge, stockholder of Parent or member of his or her immediate family or any person or entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with any of the foregoing persons, is, directly or indirectly, interested in any material contract with Parent (other than such contracts as relate to any such person’s ownership of capital stock or other securities of Parent or employment by Parent). Parent is not a guarantor or indemnitor of any Indebtedness of any other Person.
     6.22 Insurance. Parent has in full force and effect general commercial, fire and casualty insurance policies and insurance against other hazards, risks and liabilities to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated and sufficient in amount to allow it to replace any of its material properties or assets that might be damaged or destroyed or sufficient to cover liabilities to which Parent may reasonably become subject.
     6.23 Environmental and Safety Laws. Parent is in compliance with all applicable environmental Laws, rules and regulations except for noncompliance that, individually or in the aggregate, would not or could not reasonably be expected to have a Material Adverse Effect on Parent. There is no environmental litigation or other environmental proceeding pending or, to Parent’s knowledge, threatened, by any governmental regulatory authority or others with respect to the business of Parent. No state of facts exists as to environmental matters or Hazardous Substances that involves the reasonable likelihood of a material capital expenditure by Parent or that may otherwise have a Material Adverse Effect on Parent. To Parent’s knowledge, no Hazardous Substances have been used, treated, stored or disposed of, or otherwise deposited, in or on the properties owned or leased by Parent in violation of any applicable environmental Laws.
     6.24 No Assets; No Liabilities. Except as specifically disclosed in the SEC Reports, neither Parent, Merger Sub I nor Merger Sub II has the right to own, or will have the right to own prior to the Closing, any assets (including without limitation, tangible and intangible, personal and real property) and neither is involved in the operation of any business or property. Other than as specifically disclosed in the SEC Reports and those liabilities related to this Agreement set forth in the Schedule of Exceptions, neither Parent, Merger Sub I nor Merger Sub II has any direct or indirect material liability, Indebtedness or obligation (including without limitation, known or unknown, absolute or contingent, liquidated or unliquidated or due or to become due) except relating to the transactions contemplated hereby.
     6.25 Application of Takeover Protections. There are no Takeover Protections that are or could reasonably be expected to become applicable to Parent as a result of Parent, Merger Sub I, Merger Sub II, Froptix or Acuity fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, as a result of Parent’s issuance of the shares of Parent Common Stock and Parent Series C Preferred Stock issuable pursuant to Section 3.1(a), Section 3.3(a), Section 3.3(b), and Section 3.3(c) or any other warrant or option as specified in this Agreement.

     6.26 Disclosure. All disclosures provided by Parent, Merger Sub I and Merger Sub II to Froptix and Acuity regarding Parent, Merger Sub I and Merger Sub II, their respective businesses and the transactions contemplated hereby, furnished by or on behalf of Parent, Merger Sub I and Merger Sub II are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To Parent’s, Merger Sub I’s and Merger Sub II’s knowledge, no event or circumstance has occurred or information exists with respect to Parent, Merger Sub I or Merger Sub II or their respective business, properties, operations or financial conditions, which, under applicable Law, rule or regulation, requires public disclosure or announcement by Parent but which has not been so publicly announced or disclosed.
     6.27 Operations of Merger Sub I and Merger Sub II. Each of Merger Sub I and Merger Sub II is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.
     6.28 Trading Matters. The Parent Common Stock is quoted on the OTCBB. There is no action or proceeding pending or, to Parent’s knowledge, threatened against Parent by Nasdaq or NASD, Inc. with respect to any intention by such entities to prohibit or terminate the quotation of any such securities on the OTCBB.
ARTICLE VII
ADDITIONAL AGREEMENTS
     7.1 Publicity. Until the Acuity Merger Effective Time, no party shall issue any press release or public announcement pertaining to the Mergers that has not been agreed upon in advance by Parent, Froptix and Acuity, except as Parent reasonably determines to be necessary in order to comply with the rules of the SEC or the OTCBB.
     7.2 Tax Free Exchange. Each of Parent, Froptix and Acuity shall use its respective commercially reasonable efforts to cause the Mergers to qualify as a reorganization described in Section 368(a) of the Code and will not take any actions that would reasonably be expected to cause the Mergers to not so qualify. For purposes of the foregoing, this Agreement shall constitute a plan of reorganization.
     7.3 Transaction Form 8-K; Other Filings. As promptly as practicable (but in no event, with respect to filing, later than the date required under applicable Law), Parent will prepare and file a current report on Form 8-K (the “Transaction Form 8-K”) and any filings required to be filed by it under the Exchange Act, the Securities Act or any other federal or blue sky or related Laws relating to the execution of this Agreement and the consummation of the Mergers, as well as under regulations of or as required by the OTCBB and such Governmental Authorities as may require the filing of such other filings. Froptix and Acuity will work together with Parent as promptly as practicable to prepare the Transaction Form 8-K and other filings referred to above and provide Parent whatever information is necessary to accurately complete such filings in a timely manner.
     7.4 Notices from or to Governmental Authorities. Subject to applicable Laws relating to the exchange of information, each party will promptly furnish to the other parties copies of written communications (and memoranda setting forth the substance of all oral communications) received by such party, or any of their respective subsidiaries, affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date hereof), from, or delivered by any of the foregoing to, any Governmental Authority relating to or in respect of the transactions contemplated under this Agreement.
     7.5 Parent Directors. Parent shall use its best efforts to cause the “Director Nominees” to be elected as members of the Parent board of directors by the existing members of the Parent board of directors simultaneous with Closing (to the extent that they are not already serving in such capacity). Each Director Nominee shall serve as a director for a term expiring at Parent’s next annual meeting of stockholders following the Closing Date and until his successor is elected and qualified, provided that Parent shall use its best efforts to cause the Parent board of directors to re-nominate each Director Nominee as a director for election at the Parent’s annual meeting of stockholders for each of 2007 and 2008 subject to any limitations imposed by applicable Law or the rules of the Eligible Market. Parent shall take such action, including amending its bylaws, as may be required to cause the number of directors constituting the Parent board of directors immediately after the Closing Date to be increased to eight. “Director Nominees” means Philip Frost, Jane H. Hsiao, Steven D. Rubin, David A. Eichler and Michael Reich.
     7.6 Indemnification and D&O Insurance.
          (a) From and after the Closing, Parent will cause Surviving Company I to fulfill and honor in all material respects the obligations of Froptix pursuant to any indemnification provisions under the Froptix Articles and Froptix By-laws for the benefit of any individual who served as a director or officer of Froptix (the “Froptix Indemnitees”) at any time prior to the Froptix Merger Effective Time to the maximum extent permitted by Law.
          (b) From and after the Closing, Parent will cause Surviving Company II to fulfill and honor in all material respects the obligations of Acuity pursuant to any indemnification provisions under the Acuity Certificate and Acuity By-laws for the benefit of any individual who served as a director or officer of Acuity (the “Acuity Indemnitees”) at any time prior to the Acuity Merger Effective Time to the maximum extent permitted by Law.
          (c) Parent will provide each Froptix Indemnitee and Acuity Indemnitee with liability insurance for a period of 24 months after such Froptix Merger Effective Time or Acuity Merger Effective Time, as applicable, on terms no less favorable in coverage and amount than any applicable insurance in effect immediately prior to such Froptix Merger Effective Time or Acuity Merger Effective Time; provided, however, that Parent may reduce the coverage and amount of liability insurance for the Froptix Indemnitees to the extent the cost of liability insurance having the full coverage and amount for such indemnitees would exceed 120% of the cost of such coverage as of the date hereof and may reduce the coverage and amount of liability insurance for the Acuity Indemnitees to the extent the cost of liability insurance having the full coverage and amount for such indemnitees would exceed 120% of the cost of such coverage as of the date hereof.
     7.7 Covenants Relating To Conduct Of Business. During the period from the date of this Agreement to the Acuity Merger Effective Time, each of Parent, Merger Sub I, Merger Sub II, Froptix and Acuity shall:
          (a) conduct its business only in the ordinary course and consistent with prudent and prior business practice, except for transactions permitted hereunder, or with the prior written consent of the other parties, which consent will not be unreasonably withheld; and
          (b) confer on a reasonable basis with each other regarding operational matters and other matters related to the Mergers.
     7.8 Access to Parent, Merger Sub I and Merger Sub II. Parent shall afford to Acuity and Froptix and their respective officers, directors, agents and counsel access at times and upon conditions reasonably convenient to Parent to all properties, books, records, contracts and documents of Parent, Merger Sub I and Merger Sub II, and an opportunity to make such investigations as they shall reasonably desire to make of Parent, Merger Sub I and Merger Sub II; and Parent shall furnish or cause to be furnished to Acuity and Froptix and their authorized representatives all such information with respect to the business and affairs of Parent, Merger Sub I and Merger Sub II as Acuity and Froptix and their authorized representatives may reasonably request and make the officers, directors, employees, auditors and counsel of Parent, Merger Sub I and Merger Sub II available for consultation and permit access to other third parties as reasonably requested by Froptix or Acuity for verification of any information so obtained.
     7.9 Access to Froptix. Froptix shall afford to Parent and its officers, directors, agents and counsel access at times and upon conditions reasonably convenient to Froptix to all properties, books, records, contracts and documents of Froptix, and an opportunity to make such investigations as it shall reasonably desire to make of Froptix; and Froptix shall furnish or cause to be furnished to Parent and its authorized representatives all such information with respect to the business and affairs of Froptix as Parent and its authorized representatives may reasonably request and make the officers, directors, employees, auditors and counsel of Froptix available for consultation and permit access to other third parties as reasonably requested by Parent for verification of any information so obtained.
     7.10 Access to Acuity. Acuity shall afford to Parent and its officers, directors, agents and counsel access at times and upon conditions reasonably convenient to Acuity and to all properties, books, records, contracts and documents of Acuity, and an opportunity to make such investigations as it shall reasonably desire to make of Acuity;

and Acuity shall furnish or cause to be furnished to Parent and its authorized representatives all such information with respect to the business and affairs of Acuity as Parent and its authorized representatives may reasonably request and make the officers, directors, employees, auditors and counsel of Acuity available for consultation and permit access to other third parties as reasonably requested by Parent for verification of any information so obtained.
     7.11 Confidentiality Agreement. Each of Parent, Froptix and Acuity acknowledge and agree that any information received pursuant to Sections 7.8, 7.9 and/or 7.10 shall be subject to the terms of the Confidentiality Agreement by and among Parent, Froptix and Acuity dated February 27, 2007 (the “Confidentiality Agreement”).
     7.12 Prohibited Actions Pending Closing. Except as provided in this Agreement or as disclosed in the Schedule of Exceptions or to the extent Parent, Acuity and Froptix shall otherwise consent in writing, during the period from the date of this Agreement to the Acuity Merger Effective Time, none of Parent, Merger Sub I, Merger Sub II, Froptix or Acuity shall:
          (a) create any Lien on any of its properties or assets (whether tangible or intangible), other than (A) Permitted Liens and (B) Liens that will be released at or prior to or in connection with the Closing.
          (b) sell, assign, transfer, lease or otherwise dispose of or agree to sell, assign, transfer, lease or otherwise dispose of any its assets or cancel any Indebtedness owed to it.
          (c) change any method of accounting or accounting practice used by it, other than such changes required by GAAP.
          (d) issue or sell any shares of the capital stock of, or other equity interests in it, or securities convertible into or exchangeable for such shares or equity interests, or issue or grant any options, warrants, calls, subscription rights or other rights of any kind to acquire additional shares of such capital stock, such other equity interests or such securities.
          (e) amend or otherwise change their respective Articles or Certificate of Incorporation, as the case may be, or other governing documents;
          (f) declare, set aside or pay any dividend or distribution with respect to any share of its capital stock or declare or effectuate a stock dividend, stock split or similar event.
          (g) issue any note, bond, or other debt security or create, incur, assume, or guarantee any Indebtedness for borrowed money or capitalized lease obligation.
          (h) make any capital investment in, make any loan to, or acquire the securities or assets of any other person or entity.

          (i) enter into any new or additional agreements or materially modify any existing agreements relating to the employment of any officer or any written agreements of any of its employees, except in the ordinary course of business.
          (j) make any payments out of the ordinary course of business to any of its officers, directors, employees or stockholders.
          (k) Pay, discharge, satisfy or settle any liability (absolute, accrued, asserted or unasserted, contingent or otherwise).
          (l) Sell, transfer, license, abandon, let lapse, encumber or otherwise dispose of any Intellectual Property.
          (m) Agree in writing or otherwise take any action that would, or would reasonably be expected to, prevent, impair or materially delay the ability of Parent, Froptix or Acuity, as the case may be, to consummate the transactions contemplated by this Agreement.
          (n) agree to take any of the actions specified in this Section 7.12.
     7.13 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to satisfy the conditions to Closing to be satisfied by it and to consummate and make effective the transactions contemplated by this Agreement and make effective, in the most expeditious manner practicable, including, without limitation, using commercially reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and using commercially reasonable efforts to prevent the breach of any representation, warranty, covenant or agreement of such party contained or referred to in this Agreement and to promptly remedy the same. In case at any time after the Acuity Merger Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement shall use commercially reasonable efforts to take all such necessary action.
     7.14 Initial Listing Application. As soon as practicable after the Closing Date, Parent shall use its commercially reasonable efforts, to the extent allowed under the rules of the Eligible Market, to take all actions and prepare all filings and other documents necessary to be filed with the Eligible Market in connection with the initial listing application for the inclusion of the Parent Common Stock on the Eligible Market, conduct ongoing negotiations with the Eligible Market with respect to such listing and perform all acts reasonably requested by the Eligible Market.
     7.15 Master Agreement Line of Credit. At the Acuity Merger Effective Time, (a) Acuity shall assign and Parent shall assume and succeed to all of Acuity’s rights and obligations under that certain Master Agreement, dated as of January 11, 2007, by and among Acuity, Froptix and The Frost Group, LLC (the “Master Agreement”) which survive the Acuity Merger Effective Time to the extent set forth therein, and such Master Agreement shall be amended as set forth therein (as attached hereto as Exhibit H), (b) Acuity shall assign and Parent shall assume and succeed to Acuity’s obligations under the Note delivered by Acuity under the Master Agreement, which shall be amended and restated as set forth in the Master Agreement, and (c) Parent shall grant the Parent Warrants to The Frost Group, LLC as may be required to be issued pursuant to the Master Agreement upon the assumption described in this Section 7.15.
     7.16 Lockup Agreements.
          (a) Froptix shall cause each Froptix Shareholder who owns more than 5% of the Froptix Shares on the date of this Agreement to deliver to Parent and Acuity an executed lockup letter agreement substantially in the form of Exhibit F hereto prior to the Froptix Merger Effective Time (the “Froptix Lockup Agreements”).
          (b) Acuity shall cause each Acuity Stockholders who owns more than 5% of the Acuity Shares on the date of this Agreement to deliver to Parent and Froptix an executed lockup letter agreement substantially in the form of Exhibit F hereto prior to the Acuity Merger Effective Time (the “Acuity Lockup Agreements”).
     7.17 Notices and Consents. Each of Parent, Acuity and Froptix will give any notices to third parties, and will use its commercially reasonable efforts to obtain any third party consents referred to in the Schedule of Exceptions delivered by it hereunder.
     7.18 Accredited Investor Representations. Acuity shall use its reasonable best efforts to obtain a representation from each Acuity Shareholder and each holder of warrants to acquire Acuity capital stock and Acuity Options, dated as of a recent date, that (a) he, she or it is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act or (b) if not, he, she or it, either alone or together with his, her or its purchaser representative(s), has such knowledge and experience in financial and business matters that he, she or it is capable of independently evaluating the risks and merits of acquiring the Parent Common Stock, Parent Series C Preferred Stock, Adjusted Parent Options, Adjusted Parent Series C Options and/or Parent Warrants to be delivered hereunder, and in either case to deliver such representation to Parent at or prior to the Acuity Merger Effective Time.
     7.19 Consents from Certain Holders of Acuity Options.
          (a) Acuity shall, prior to the effective time of the Acuity Merger, enter into an agreement, in a form acceptable to Parent, Froptix and Acuity, with each of the Persons set forth on Schedule 7.19 of the Schedule of Exceptions, each of whom is a director or employee of Acuity that is a holder of one or more unvested options to purchase Acuity capital stock that would become vested partially or in full as a result of the Acuity Merger, to cause such acceleration provision to be waived in connection with the Acuity Merger. Such agreement shall also contain a provision which states that if as a result of the accelerated vesting described above, the employee is considered to have received parachute payments (as defined by Section 280G of the Code) that exceed the amount that such Person is entitled to receive without paying an excise tax, then the unvested options will not become vested.
          (b) Acuity shall use its reasonable best efforts, prior to the effective time of the Acuity Merger, to enter into an agreement with each other Person who is a holder of one or more unvested options to purchase Acuity capital stock that would become vested in full as a result of the Acuity Merger, to cause such acceleration provision to be waived in connection with the Acuity Merger.
     7.20 No Additional Representations or Warranties. Each of Parent, Merger Sub I, Merger Sub II, Acuity and Froptix acknowledge that the others have not made any representation, warranty or covenant, express or implied, as to the accuracy or completeness of any information regarding any of them, except as expressly set forth in this Agreement or the Schedule of Exceptions. SUBJECT TO ANY RIGHTS ANY PARTY MAY HAVE UNDER LAW OR EQUITY WITH RESPECT TO FRAUD OR WILLFUL CONCEALMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, NO PARTY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW, IN EQUITY, OR OTHERWISE, IN RESPECT OF PARENT, MERGER SUB I, MERGER SUB II, ACUITY, OR FROPTIX, AS APPLICABLE, OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND EACH SUCH PARTY EXPRESSLY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY.
ARTICLE VIII
REGISTRATION RIGHTS
     8.1 Piggyback Registration.
          (a) Beginning on the first anniversary of the date of this Agreement, Parent will notify all Holders of Registrable Securities in writing at least 10 days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of Parent Common Stock by Parent (including, but not limited to, registration statements relating to secondary offerings of Parent Common Stock, but excluding registration statements relating to employee benefit plans or with respect to corporate reorganizations or other transactions under SEC Rule 145) and will afford each such Holder an opportunity to include in such registration statement up to 50% of such Registrable Securities held by such Holder, subject to Section 8.1(b). Each Holder desiring to include in any such registration statement part of the Registrable Securities held by it will, within 5 days after the above-described notice from Parent (the “Holder Notice Period”), so notify Parent in writing. Such notice will state the intended method of disposition of the Registrable Securities by such Holder as well as the number of Registrable Securities proposed by such Holder to be included in such registration statement.

          (b) If the registration statement under which Parent gives notice under this Section 8.1 is for an underwritten offering, Parent will so advise the Holders of Registrable Securities as a part of such notice. In such event, the right of any Holder to be included in a registration pursuant to this Section 8.1 will be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting will enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by Parent. Notwithstanding any other provision of this Section 8.1, if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting will be allocated: first, to Parent and second, to the registration of the Registrable Securities allocated among the Holders of such Registrable Securities on a pro rata basis based on the number of such Registrable Securities held by all such Holders.
          (c) Parent will have the right to terminate or withdraw any registration initiated by it under this Section 8.1 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.
     8.2 Registration Expenses. Parent shall pay all fees and expenses incident to the performance of or compliance with Article VIII, including without limitation (a) all registration and filing fees and expenses, including without limitation those related to filings with the SEC, the Eligible Market and in connection with applicable state securities or Blue Sky Laws, (b) printing expenses (including without limitation expenses of printing certificates for Registrable Securities), (c) messenger, telephone and delivery expenses, (d) fees and disbursements of counsel for Parent, (e) fees and expenses of all other Persons retained by Parent in connection with a registration statement and (f) all listing fees to be paid by Parent to the Eligible Market. Holders shall pay all fees and disbursements of counsel retained for Holders in connection with a registration statement as well as all underwriter discounts associated with any public offering conducted on such Holder’s behalf.
     8.3 Obligations of Parent. Whenever required to effect the registration of any Registrable Securities, Parent will, as soon as practicable:
          (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective and keep such registration statement effective for at least 180 days or, if earlier, until (i) the participating Holder or Holders have completed the distribution related thereto or (ii) the Registrable Securities are no longer required to be registered.
          (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

          (c) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter or underwriters of such offering. Each Holder participating in such underwriting will also enter into and perform its obligations under such an agreement.
          (d) Promptly notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act upon learning of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading and, at the request of the Holders, Parent shall prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in the light of the circumstances then existing;
          (e) Advise each Holder of Registrable Securities covered by such registration statement and, if requested by any such Holder, confirm such advice in writing:
               (i) when such registration statement, and any amendment thereto, has been filed with the SEC and when the registration statement or any post-effective amendment thereto has become effective;
               (ii) of any request by the SEC for amendments or supplements to such registration statement or the prospectus included therein or for additional information;
               (iii) of the issuance by the SEC of any stop order suspending effectiveness of the registration statement or the initiation of any proceedings for that purpose; and
               (iv) of the receipt by Parent of any notification with respect to the suspension of the qualification of the securities included in the registration statement for sale in any jurisdiction or the initiation of any proceeding for such purpose.
     8.4 Obligations of the Holders. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder will reasonably cooperate with Parent in connection with the preparation and filing of any registration statement and each amendment thereof and, upon Parent’s reasonable request, will in a timely manner furnish in writing to Parent accurate and complete information regarding the Holder, the distribution of the Registrable Securities and other matters as may be required by applicable Law, rule or regulation for inclusion in the registration statement and each amendment; the provision of such information by such Holders to Parent shall be a condition precedent to Parent’s obligations under Section 8.3 hereof.

     8.5 Termination of Registration Rights. All registration rights granted under this Article VIII will terminate and be of no further force and effect as to any Holder on the earlier of (a) five years from the date hereof and (b) at such time as all of the Registrable Securities held by such Holder (together with its affiliates, partners and former partners) may be sold under SEC Rule 144 during any 90-day period.
     8.6 Dispositions. Each Holder agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it in connection with sales of Registrable Securities pursuant to a registration statement.
     8.7 SEC Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without registration, Parent will use its reasonable best efforts to:
          (a) Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration for an offering of its securities to the general public.
          (b) File with the SEC, in a timely manner, all reports and other documents required of Parent under the Exchange Act;
          (c) As long as a Holder owns any Registrable Securities, furnish to such Holder promptly upon request: a written statement by Parent as to its compliance with the reporting requirements of SEC Rule 144, the Securities Act, and the Exchange Act, a copy of the most recent annual or quarterly report of Parent and such other reports and documents so filed by Parent; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.
ARTICLE IX
CONDITIONS PRECEDENT TO THE CLOSING
     9.1 Conditions Precedent to Each Party’s Obligation to Effect the Mergers. The respective obligations of each party to effect the Mergers shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of the following conditions:
          (a) Governmental Authorities Approvals. All Governmental Authorities’ approvals required for the consummation of the Mergers, if any, shall have been obtained.
          (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the consummation of either the Froptix Merger or the Acuity Merger shall be in effect.

     9.2 Conditions Precedent to Obligations of Parent, Merger Sub I and Merger Sub II. Parent’s, Merger Sub I’s and Merger Sub II’s obligation to effect the Mergers and consummate the other transactions contemplated to occur in connection with the Closing is subject to the satisfaction or waiver of each condition precedent listed below.
          (a) Representations and Warranties. As of the Closing, each representation and warranty set forth in Article IV and Article V shall be accurate and complete in all material respects, except (i) to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date, and (ii) to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.
          (b) Fairness Opinion. Parent shall have received an opinion from an independent financial advisor or investment banking firm that the Mergers are fair to the shareholders of Parent from a financial perspective.
          (c) Lockup Agreements. Parent shall have received executed copies of the Froptix Lockup Agreements and the Acuity Lockup Agreements.
          (d) Receipt of Option Acceleration Waivers. Acuity shall have delivered to Parent duly executed waivers from the Persons set forth on Schedule 7.19 of the Schedule of Exceptions who is a holder of one or more unvested options to purchase Acuity Shares that would become vested, in part or in full, as a result of the Acuity Merger, to waive such acceleration of vesting as contemplated by Section 7.19(a) of this Agreement.
          (e) Termination of Investor Rights Agreement. Acuity shall have delivered evidence of the termination of its Investor Rights Agreement, dated September 24, 2004, by and among Acuity and the stockholders of Acuity named therein.
          (f) Receipt of Accredited Investor Information.
               (i) Acuity shall have delivered evidence to Parent that fewer than 35 Persons who hold Acuity Shares, Acuity Options, Acuity Series B Preferred Warrants and Acuity Common Warrants are not “accredited investors” as such terms is defined in Rule 501(a) of Regulation D as promulgated under the Securities Act.
               (ii) Each of the shareholders of Froptix and Acuity set forth on Schedule 9.2(f) of the Schedule of Exceptions shall have delivered a letter to Parent substantially in the form of Exhibit G.
          (g) Performance of Obligations of Acuity and Froptix.
               (i) Acuity shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

               (ii) Froptix shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
          (h) Third-Party Consents. Froptix shall have procured all of the third-party consents set forth in the Schedule of Exceptions delivered by it and Acuity shall have procured all of the third-party consents set forth in the Schedule of Exceptions delivered by it.
          (i) Acuity Officer’s Certificate. Parent, Merger Sub I and Merger Sub II shall have received a certificate of the president of Acuity certifying as to the matters set forth in Section 9.2(a) with respect to Acuity and (g)(i).
          (j) Froptix Officer’s Certificate. Parent, Merger Sub I and Merger Sub II shall have received a certificate of the president of Froptix certifying as to the matters set forth in Section 9.2(a) with respect to Froptix and (g)(ii).
          (k) Acuity Secretary’s Certificate. The duly authorized Secretary of Acuity shall have delivered to Parent certified copies of the Acuity Certificate, the Acuity By-laws and resolutions adopted by its board of directors and shareholders of each class entitled to vote authorizing the Acuity Merger and the transactions contemplated hereby.
          (l) Froptix Secretary’s Certificate. The duly authorized Secretary of Froptix shall have delivered to Parent certified copies of the Froptix Certificate, the Froptix By-laws and resolutions adopted by its board of directors and shareholders of each class entitled to vote authorizing the Froptix Merger and the transactions contemplated hereby.
          (m) Other Documents. Parent shall have received all of the documents, agreements and instruments to be delivered to it in accordance with this Agreement and shall have been provided with such other documents as it shall have reasonably requested from Acuity or Froptix.
     9.3 Conditions Precedent to Obligation of Froptix. Froptix’s obligations to effect the Froptix Merger and consummate the other transactions contemplated to occur in connection with the Closing is subject to the satisfaction or waiver of each condition precedent listed below.
          (a) Representations and Warranties. As of the Closing, each representation and warranty set forth in Article IV and Article VI shall be accurate and complete in all material respects, except (i) to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date, and (ii) to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

          (b) Lockup Agreements. Froptix shall have received executed copies of the Acuity Lockup Agreements.
          (c) Third-Party Consents. Acuity shall have procured all of the third-party consents set forth in the Schedule of Exceptions delivered by it and Parent shall have procured all of the third-party consents set forth in the Schedule of Exceptions delivered by it, Merger Sub I and Merger Sub II.
          (d) Performance of Obligations of Acuity and Parent, Merger Sub I and Merger Sub II.
               (i) Acuity shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
               (ii) Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
               (iii) Merger Sub I shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
               (iv) Merger Sub II shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
          (e) Acuity Officer’s Certificate. Froptix shall have received a certificate of the president of Acuity certifying as to the matters set forth in Section 9.3(a) with respect to Acuity and (d)(i).
          (f) Parent, Merger Sub I and Merger Sub II Officer’s Certificate. Froptix shall have received a certificate of the interim chief executive officer of Parent certifying as to the matters set forth in Section 9.3(a) with respect to Parent, Merger Sub I and Merger Sub II, and (d)(ii), (iii) and (iv).
          (g) Acuity Secretary’s Certificate. The duly authorized Secretary of Acuity shall have delivered to Froptix certified copies of the Acuity Certificate, the Acuity By-laws and resolutions adopted by its board of directors and shareholders of each class entitled to vote authorizing the Acuity Merger and the transactions contemplated hereby.
          (h) Parent Secretary’s Certificate. The duly authorized Secretary of Parent shall have delivered to Froptix certified copies of the Parent Certificate, the Parent By-laws, the Merger Sub I Certificate, the Merger Sub I LLC Agreement, the Merger Sub II Certificate and the Merger Sub II LLC Agreement and resolutions adopted by Parent’s board of directors on behalf of parent and as the sole member of each of Merger Sub I and Merger Sub II authorizing the Mergers and the transactions contemplated hereby.

          (i) Other Documents. Froptix shall have received all of the documents, agreements and instruments to be delivered to it in accordance with this Agreement and shall have been provided with such other documents as it shall have reasonably requested from Acuity or Froptix.
          (j) Series C Certificate of Designation. Parent shall have filed with the Secretary of State of the State of Delaware the Series C Certificate of Designation.
          (k) Parent Available Cash. Parent shall have at least sixteen million dollars ($16,000,000) in cash and cash equivalents (after deduction of all known liabilities) and no material debt or other material obligations, contingent or otherwise, which would be required to be reflected in the financial statements of Parent in accordance with GAAP.
     9.4 Conditions Precedent to Obligation of Acuity. Acuity’s obligations to effect the Acuity Merger and consummate the other transactions contemplated to occur in connection with the Closing is subject to the satisfaction or waiver of each condition precedent listed below.
          (a) Representations and Warranties. As of the Closing, each representation and warranty set forth in Article V and Article VI shall be accurate and complete in all material respects, except (i) to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date, and (ii) to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.
          (b) Lockup Agreements. Acuity shall have received executed copies of the Froptix Lockup Agreements.
          (c) Third-Party Consents. Froptix shall have procured all of the third-party consents set forth in the Schedule of Exceptions delivered by it and Parent shall have procured all of the third-party consents set forth in the Schedule of Exceptions delivered by it, Merger Sub I and Merger Sub II.
          (d) Performance of Obligations of Froptix, Parent, Merger Sub I and Merger Sub II.
               (i) Froptix shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
               (ii) Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

               (iii) Merger Sub I shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
               (iv) Merger Sub II shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
          (e) Froptix Officer’s Certificate. Acuity shall have received a certificate of the president of Froptix certifying as to the matters set forth in Section 9.4(a) with respect to Froptix and (d)(i).
          (f) Parent, Merger Sub I and Merger Sub II Officer’s Certificate. Acuity shall have received a certificate of the interim chief executive officer of Parent certifying as to the matters set forth in Section 9.4(a) with respect to Parent, Merger Sub I and Merger Sub II and (d)(ii), (iii) and (iv).
          (g) Froptix Secretary’s Certificate. The duly authorized Secretary of Froptix shall have delivered to Acuity’s certified copies of the Froptix Certificate, the Froptix By-laws and resolutions adopted by its board of directors and shareholders of each class entitled to vote authorizing the Froptix Merger and the transactions contemplated hereby.
          (h) Parent Secretary’s Certificate. The duly authorized Secretary of Parent shall have delivered to Acuity certified copies of the Parent Certificate, the Parent By-laws, the Merger Sub I Certificate, the Merger Sub I LLC Agreement, the Merger Sub II Certificate and the Merger Sub II LLC Agreement and resolutions adopted by Parent’s board of directors on behalf of parent and as the sole member of each of Merger Sub I and Merger Sub II authorizing the Mergers and the transactions contemplated hereby.
          (i) Other Documents. Acuity shall have received all of the documents, agreements and instruments to be delivered to it in accordance with this Agreement and shall have been provided with such other documents as it shall have reasonably requested from Parent or Froptix.
          (j) Series C Certificate of Designation. Parent shall have filed with the Secretary of State of the State of Delaware the Series C Certificate of Designation.
          (k) Parent Available Cash. Parent shall have at least sixteen million dollars ($16,000,000) in cash and cash equivalents (after deduction of all known liabilities) and no material debt or other material obligations, contingent or otherwise, which would be required to be reflected in the financial statements of Parent in accordance with GAAP.

ARTICLE X
TERMINATION
     10.1 Termination. This Agreement may be terminated at any time prior to the Froptix Merger Effective Time, whether before or after the requisite approvals of the shareholders of the Company:
          (a) By mutual written consent of Parent, Froptix and Acuity.
          (b) By Parent at any time prior to the Froptix Merger Effective Time in the event Froptix or Acuity has breached any material representation, warranty, or covenant made by it in this Agreement in any material respect, Parent has notified such party in writing of the breach, and the breach has continued without cure (i) for a period of 30 days after such notice of breach, or (ii) at the End Date, whichever shall be the earliest.
          (c) By Froptix at any time prior to the Froptix Merger Effective Time in the event Parent, Merger Sub I, Merger Sub II or Acuity has breached any material representation, warranty, or covenant made by it in this Agreement in any material respect, Froptix has notified such party in writing of the breach, and the breach has continued without cure (i) for a period of 30 days after such notice of breach, or (ii) at the End Date, whichever shall be the earliest.
          (d) By Acuity at any time prior to the Froptix Merger Effective Time in the event Parent, Merger Sub I, Merger Sub II or Froptix has breached any material representation, warranty, or covenant made by it in this Agreement in any material respect, Acuity has notified such party in writing of the breach, and the breach has continued without cure (i) for a period of 30 days after such notice of breach, or (ii) at the End Date, whichever shall be the earliest.
          (e) By either Froptix, Acuity or Parent if the Froptix Merger Effective Time and the Acuity Merger Effective Time shall not have occurred on or before the End Date; provided that the party seeking to terminate this Agreement pursuant to this Section 10.1(e) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Mergers on or before the End Date.
          (f) By either Froptix, Acuity or Parent if any restraining order, injunction, legal restraint, prohibition or other judgment has been issued by any court of competent jurisdiction that has the effect of preventing the consummation of either the Froptix Merger or the Acuity Merger and such restraint, injunction or prohibition has become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 10.1(f) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the restraining order, injunction, legal restraint, prohibition or other judgment to have been issued by any court of competent jurisdiction.

     10.2 Liability. In the event of termination of this Agreement pursuant to this Article X, this Agreement shall terminate and there shall be no other liability on the part of Froptix, Acuity or Parent to any other party except (a) liability arising out of a any breach of this Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at Law or in equity, subject to Article XI, and (b) the provisions of the Confidentiality Agreement, Section 7.1, this Section 10.2, and Articles XI and XII, which provisions shall survive such termination.
ARTICLE XI
INDEMNIFICATION
     11.1 Survival. The representations and warranties of Parent, Merger Sub I, Merger Sub II, Acuity and Froptix contained in or made pursuant to this Agreement will survive the execution and delivery of this Agreement and the Closing, and for an additional 12 months immediately subsequent to the Closing.
     11.2 Indemnification.
          (a) Parent hereby agrees to indemnify and hold harmless Acuity and Froptix and, as applicable, their respective officers, directors, stockholders, agents and representatives from and against any and all claims, demands, losses, damages, expenses or liabilities (including reasonable attorneys’ fees) due to or arising out of a material breach of any representation, warranty or covenant provided by Parent, Merger Sub I or Merger Sub II hereunder.
          (b) Froptix hereby agrees to indemnify and hold harmless Parent and, as applicable, its officers, managers, directors, stockholders, members, agents and representatives from and against any and all claims, demands, losses, damages, expenses or liabilities (including reasonable attorneys’ fees) due to or arising out of (i) a material breach of any representation, warranty or covenant provided by Froptix hereunder and (ii) pursuant to Section 7.8 of the Master Agreement; provided, however, that no indemnification shall be applicable to any losses with respect to taxes incurred by virtue of the Mergers unless such loss was caused by a breach of Section 7.2.
          (c) Acuity hereby agrees to indemnify and hold harmless Parent and, as applicable, its officers, managers, directors, stockholders, members, agents and representatives from and against any and all claims, demands, losses, damages, expenses or liabilities (including reasonable attorneys’ fees) due to or arising out of (i) a material breach of any representation, warranty or covenant provided by Acuity hereunder and (ii) pursuant to Section 7.8 of the Master Agreement; provided, however, that no indemnification shall be applicable to any losses with respect to taxes incurred by virtue of the Mergers unless such loss was caused by a breach of Section 7.2.
     11.3 Holdback. As security for the parties’ respective indemnification obligations hereunder, Parent shall hold back eleven and one-half percent (11.5%) of each of the shares of Parent Common Stock, shares of Parent Series C Preferred Stock and Parent Warrants issued in connection with the Acuity Merger (the “Acuity Escrowed

Securities”) and in connection with the Froptix Merger (the “Froptix Escrowed Securities,” and together with the Acuity Escrowed Securities, the “Escrowed Securities”) pursuant to the terms of Article III hereof and this Article XI. The Escrowed Securities shall be released in accordance with the terms thereof on the date that is 364 days after the Closing Date, except with respect to a number of such Acuity Escrowed Securities and/or Froptix Escrowed Securities, as applicable, reasonably determined to be necessary to satisfy any claim made pursuant to this Article XI in writing prior to such release date, which securities shall be held pursuant to the terms hereof until such claim is fully and finally resolved. Parent shall offset losses for which Acuity is obligated to provide indemnification hereunder against the Acuity Escrowed Securities on a pro rata basis based on the number of such securities (calculated on a fully diluted basis) issued to each holder thereof and held in such escrow, and the aggregate number of Acuity Escrowed Securities subject to such offset shall be determined by dividing the amount of such indemnifiable losses, as fully and finally determined to be due, by the average closing price per share of Parent Common Stock on the OTCBB or Eligible Market, as applicable, for the ten-day period ending on the day prior to such offset. Parent shall offset losses for which Froptix is obligated to provide indemnification hereunder against the Froptix Escrowed Securities on a pro rata basis based on the number of such securities (calculated on a fully diluted basis) issued to each Froptix Shareholder and held in such escrow, and the aggregate number of Froptix Escrowed Securities subject to such offset shall be determined by dividing the amount of such indemnifiable losses, as fully and finally determined to be due, by the average closing price per share of Parent Common Stock on the OTCBB or Eligible Market, as applicable, for the ten-day period ending on the day prior to such offset.
     11.4 Sole Remedy; Limitation of Damages. The indemnification set forth in this Article XI shall be the sole remedy of the parties with respect to breaches of representations and warranties hereunder. In no event shall any party be entitled to punitive, exemplary, special, incidental or consequential damages or the like for any breach of any term hereunder.
     11.5 Right to Indemnification Not Affected by Knowledge or Waiver. The right to indemnification, payment of losses or other remedy based upon breach of representations, warranties, or covenants, or pursuant to Section 7.8 of the Master Agreement, will not be affected by any investigation conducted with respect to, or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, or covenant.
ARTICLE XII
MISCELLANEOUS
     12.1 Successors and Assigns. This Agreement is binding upon and inures to the benefit of the parties and their successors and assigns. None of the parties to this Agreement may assign or otherwise transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other parties.

     12.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.
     12.3 Facsimile. A facsimile copy of an original written signature shall be deemed to have the same effect as an original written signature.
     12.4 Captions and Headings. The captions and headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
     12.5 Notices. Unless otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement will be in writing and will be conclusively deemed to have been duly given (i) when hand delivered to the other party; (ii) upon receipt, when sent by facsimile to the number set forth below or email to the address set forth below; or (iii) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to the parties as set forth below with next business day delivery guaranteed. Each person making a communication hereunder by facsimile or email will promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile or email pursuant hereto. A party may change or supplement the addresses given below, or designate additional addresses for purposes of this Section 12.5, by giving the other party written notice of the new address in the manner set forth above.

If to eXegenics:	eXegenics Inc.
1250 Pittsford-Victor Road
Building 200, Suite 280
Pittsford, New York 14534
Attention: John Paganelli
Phone: 239-561-8966
Facsimile: 239-561-8766

with a copy to:	Harris Beach PLLC
99 Garnsey Road
Pittsford, NY 14534
Attention: Thomas E. Willett
Phone: 585-419-8646
Facsimile: 585-419-8801

If to Acuity:	Acuity Pharmaceuticals, Inc.
Market Street
Philadelphia, PA 19104 Attention: Chief Executive Officer
Phone: 215-966-6180
Facsimile: 215-966-6001

with a copy to:	Pepper Hamilton LLP
Two Logan Square
Philadelphia, PA 19103
Attention: Ilan Katz, Esq.
Phone: 215-981-4321
Facsimile: 215-981-4750

If to Froptix:	Froptix Corporation
Biscayne Blvd., 15th Floor
Miami, FL 33137
Attention: Steven D. Rubin, Esq.
Phone: 305-575-6015
Facsimile: 305-575-6444

with a copy to:	Akerman Senterfitt
One Southeast Third Avenue, 27th Floor
Miami, FL 33131
Attention: Teddy D. Klinghoffer, Esq.
Phone: 305-374-5600
Facsimile: 305-374-5095
     12.6 Amendments and Waivers. Any term of this Agreement may be amended, only with the written consent of Acuity, Parent and Froptix; provided, however, (i) that if such amendment is effected after this agreement has been approved by the stockholders of Acuity, the affirmative vote of the holders of least a majority of the outstanding Acuity Shares entitled to vote to approve this Agreement and the holders of at least 60% of the outstanding shares of Acuity Series B Preferred Stock shall be required to amend any term of this Agreement, and (ii) that if such amendment is effected after this agreement has been approved by the stockholders of Froptix, the affirmative vote of the holders of least a majority of the outstanding Froptix Shares entitled to approve this Agreement shall be required to amend any term of this Agreement. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) at any time by the Party or Parties hereto entitled to the benefit thereof.
     12.7 Enforceability; Severability. The parties hereto agree that each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law. If one or more provisions of this Agreement are nevertheless held to be prohibited, invalid or unenforceable under applicable Law, such provision will be effective to the fullest extent possible excluding the terms affected by such prohibition, invalidity or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If the prohibition, invalidity or unenforceability referred to in the prior sentence requires such provision to be excluded from this Agreement in its entirety, the balance of the Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms.
     12.8 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the Laws of the State of Florida.
     12.9 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLE WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF. EACH OF THE PARTIES HERETO ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND THAT MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE OTHER PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY FURTHER ACKNOWLEDGES AND AGREES THAT EACH HAS REVIEWED OR HAD THE OPPORTUNITY TO REVIEW THIS WAIVER WITH ITS RESPECTIVE LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     12.10 No Third Party Beneficiaries. This Agreement is made and entered into for the sole protection and benefit of the parties hereto, their successors, assigns and heirs, and no other Person shall have any right or action under this Agreement.
     12.11 Entire Agreement. This Agreement, the Confidentiality Agreement, the Master Agreement (as amended and restated in the Credit Agreement dated as of the date hereof between Parent, Acuity and the Frost Group, LLC), attached hereto as Exhibit H, and all exhibits hereto and thereto constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and no party will be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.
     12.12 Delays or Omissions. No delay or omission to exercise any right power or remedy accruing to any party under this Agreement, or upon any breach or default of any other party under this Agreement, will impair any such right, power or remedy of such non-breaching or non-defaulting party nor will it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor will any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any provisions or conditions of this Agreement, must be in writing and will be effective only to the extent specifically set forth in such writing. Except as otherwise set forth herein, all remedies, either under this Agreement or by Law or otherwise afforded to any party, will be cumulative and not alternative.
     12.13 No Strict Construction. The language used in this Agreement is deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.
     12.14 Expenses. If the Mergers are not consummated, each party shall bear and pay all of the legal, accounting and other costs and expenses incurred by it in connection with the transactions contemplated by this Agreement.
     12.15 Exhibits and Schedule of Exceptions. All exhibits, annexes and schedules, including the Schedule of Exceptions, annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. A disclosure in any particular Schedule of the Schedule of Exceptions, or the SEC Reports by Parent, or otherwise in this Agreement will be deemed adequate to disclose another exception to a representation or warranty made herein if the disclosure identifies the exception with reasonable particularity so that any exception to any other Schedule is reasonably apparent.
[Signatures begin on next page.]

     IN WITNESS THEREOF, this Agreement has been executed by the undersigned as of the day, month and year first above written.

eXegenics Inc.
By:	/s/ John A. Paganelli
	Name:	John A. Paganelli
	Title:	Interim Chief Executive Officer

Acuity Pharmaceuticals, Inc.
By:	/s/ John A. Paganelli
	Name:	Dale R. Pfost
	Title:	President & Chief Executive Officer

Froptix Corporation
By:	/s/ Steven D. Rubin
	Name:	Steven D. Rubin
	Title:	Vice President

e-Acquisition Company I-A, LLC
By:	/s/ Dale R. Pfost
	Name:	Dale R. Pfost
	Title:	President

e-Acquisition Company II-B, LLC
By:	/s/ Dale R. Pfost
	Name:	Dale R. Pfost
	Title:	President